                                                              EXECUTION VERSION



                              AMENDED AND RESTATED
                     LOAN, GUARANTY AND SECURITY AGREEMENT

                           Dated as of April 20, 1999

                                     Among

                    THE FINANCIAL INSTITUTIONS NAMED HEREIN,

                                as the Lenders,

            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                 as the Agent,

                              RIDDELL SPORTS INC.,

                            as the Parent Guarantor,

                                 RIDDELL, INC.

                        ALL AMERICAN SPORTS CORPORATION

                           VARSITY SPIRIT CORPORATION

                                      and

                    VARSITY SPIRIT FASHIONS & SUPPLIES, INC.

                         collectively, as the Borrower

                                      and

                ALL OTHER SUBSIDIARIES OF THE PARENT GUARANTOR,

                   collectively, as the Subsidiary Guarantors


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                                     TABLE OF CONTENTS

            Section                                                        Page

            ARTICLE 1 INTERPRETATION OF THIS AGREEMENT  . . . . . . . . . . . 2
                 1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . 2
                 1.2  Accounting Terms  . . . . . . . . . . . . . . . . . .   35
                 1.3  Interpretive Provisions . . . . . . . . . . . . . . .   35

            ARTICLE 2 LOANS AND LETTERS OF CREDIT . . . . . . . . . . . . .   36
                 2.1  Total Facility  . . . . . . . . . . . . . . . . . . .   36
                 2.2  Revolving Loans . . . . . . . . . . . . . . . . . . .   36
                 2.3  [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . .   43
                 2.4  Letters of Credit.  . . . . . . . . . . . . . . . . .   43

            ARTICLE 3 INTEREST AND FEES . . . . . . . . . . . . . . . . . .   50
                 3.1  Interest  . . . . . . . . . . . . . . . . . . . . . .   50
                 3.2  Conversion and Continuation Elections . . . . . . . .   51
                 3.3  Maximum Interest Rate . . . . . . . . . . . . . . . .   52
                 3.4  Closing Fee . . . . . . . . . . . . . . . . . . . . .   53
                 3.5  Unused Line Fee . . . . . . . . . . . . . . . . . . .   53
                 3.6  Letter of Credit Fee. . . . . . . . . . . . . . . . .   54
                 3.7  Agent's Fee . . . . . . . . . . . . . . . . . . . . .   54
                 3.8  Seasonal Overadvance Fee  . . . . . . . . . . . . . .   54

            ARTICLE 4 PAYMENTS AND PREPAYMENTS  . . . . . . . . . . . . . .   54
                 4.1  Revolving Loans . . . . . . . . . . . . . . . . . . .   54
                 4.2  Termination or Reduction of Facility  . . . . . . . .   55
                 4.3  [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . .   56
                 4.4  [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . .   56
                 4.5  [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . .   56
                 4.6  Payments by the Borrower  . . . . . . . . . . . . . .   56
                 4.7  Payments as Revolving Loans . . . . . . . . . . . . .   56
                 4.8  Apportionment, Application and Reversal of Payments .   57
                 4.9  Indemnity for Returned Payments . . . . . . . . . . .   57
                 4.10 Agent's and Lenders' Books and Records; Monthly
                      Statements  . . . . . . . . . . . . . . . . . . . . .   58


            ARTICLE 5 TAXES, YIELD PROTECTION AND ILLEGALITY  . . . . . . .   58
                 5.1  Taxes . . . . . . . . . . . . . . . . . . . . . . . .   58
                 5.2  Illegality  . . . . . . . . . . . . . . . . . . . . .   59
                 5.3  Increased Costs and Reduction of Return . . . . . . .   60
                 5.4  Funding Losses  . . . . . . . . . . . . . . . . . . .   60














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                 5.5  Inability to Determine Rates  . . . . . . . . . . . .   61
                 5.6  Certificates of Lenders . . . . . . . . . . . . . . .   61
                 5.7  Survival  . . . . . . . . . . . . . . . . . . . . . .   61


            ARTICLE 6 COLLATERAL  . . . . . . . . . . . . . . . . . . . . .   61
                 6.1  Grant of Security Interest  . . . . . . . . . . . . .   61
                 6.2  Perfection and Protection of Security Interest  . . .   63
                 6.3  Location of Collateral  . . . . . . . . . . . . . . .   66
                 6.4  Title to, Liens on, and Sale and Use of Collateral  .   66
                 6.5  Appraisals  . . . . . . . . . . . . . . . . . . . . .   66
                 6.6  Access and Examination; Confidentiality . . . . . . .   67
                 6.7  Collateral Reporting  . . . . . . . . . . . . . . . .   68
                 6.8  Accounts  . . . . . . . . . . . . . . . . . . . . . .   68
                 6.9  Collection of Accounts; Payments  . . . . . . . . . .   70
                 6.10 Inventory; Perpetual Inventory  . . . . . . . . . . .   71
                 6.11 Equipment . . . . . . . . . . . . . . . . . . . . . .   72
                 6.12 Assigned Contracts  . . . . . . . . . . . . . . . . .   73
                 6.13 Documents, Instruments, and Chattel Paper . . . . . .   74
                 6.14 Right to Cure . . . . . . . . . . . . . . . . . . . .   74
                 6.15 Power of Attorney . . . . . . . . . . . . . . . . . .   74
                 6.16 The Agent's and Lenders' Rights, Duties and Liabilities 75
                 6.17 Site Visits, Observations and Testing . . . . . . . .   75
                 6.18 Further Assurances Regarding Real Estate Collateral .   76


            ARTICLE 7 BOOKS AND RECORDS; FINANCIAL INFORMATION;
                      NOTICES . . . . . . . . . . . . . . . . . . . . . . .   77
                 7.1  Books and Records . . . . . . . . . . . . . . . . . .   77
                 7.2  Financial Information . . . . . . . . . . . . . . . .   78
                 7.3  Notices to the Lenders  . . . . . . . . . . . . . . .   81


            ARTICLE 8 GENERAL WARRANTIES AND REPRESENTATIONS  . . . . . . .   83
                 8.1  Authorization, Validity, and Enforceability of this
                      Agreement
                      and the Loan Documents  . . . . . . . . . . . . . . .   83
                 8.2  Validity and Priority of Security Interest  . . . . .   84
                 8.3  Organization and Qualification  . . . . . . . . . . .   84
                 8.4  Corporate Name; Prior Transactions  . . . . . . . . .   84
                 8.5  Subsidiaries and Affiliates . . . . . . . . . . . . .   85
                 8.6  Financial Statements and Projections  . . . . . . . .   85
                 8.7  Capitalization  . . . . . . . . . . . . . . . . . . .   85
                 8.8  Solvency  . . . . . . . . . . . . . . . . . . . . . .   85
                 8.9  Debt  . . . . . . . . . . . . . . . . . . . . . . . .   86
                 8.10 Distributions . . . . . . . . . . . . . . . . . . . .   86














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                 8.11 Title to Property . . . . . . . . . . . . . . . . . .   86
                 8.12 Real Estate; Leases . . . . . . . . . . . . . . . . .   86
                 8.13 Proprietary Rights  . . . . . . . . . . . . . . . . .   86
                 8.14 Trade Names and Terms of Sale . . . . . . . . . . . .   87
                 8.15 Litigation  . . . . . . . . . . . . . . . . . . . . .   87
                 8.16 Restrictive Agreements  . . . . . . . . . . . . . . .   87
                 8.17 Labor Disputes  . . . . . . . . . . . . . . . . . . .   87
                 8.18 Environmental Laws  . . . . . . . . . . . . . . . . .   87
                 8.19 No Violation of Law . . . . . . . . . . . . . . . . .   89
                 8.20 No Default  . . . . . . . . . . . . . . . . . . . . .   89
                 8.21 ERISA Compliance  . . . . . . . . . . . . . . . . . .   89
                 8.22 Taxes . . . . . . . . . . . . . . . . . . . . . . . .   90
                 8.23 Regulated Entities  . . . . . . . . . . . . . . . . .   90
                 8.24 Use of Proceeds; Margin Regulations . . . . . . . . .   90
                 8.25 Copyrights, Patents, Trademarks and Licenses  . . . .   90
                 8.26 No Material Adverse Change  . . . . . . . . . . . . .   90
                 8.27 Full Disclosure . . . . . . . . . . . . . . . . . . .   90
                 8.28 Material Agreements . . . . . . . . . . . . . . . . .   91
                 8.29 Bank Accounts . . . . . . . . . . . . . . . . . . . .   91
                 8.30 Governmental Authorization  . . . . . . . . . . . . .   91


            ARTICLE 9 AFFIRMATIVE AND NEGATIVE COVENANTS  . . . . . . . . .   91
                 9.1  Taxes and Other Obligations . . . . . . . . . . . . .   91
                 9.2  Corporate Existence and Good Standing . . . . . . . .   92
                 9.3  Compliance with Law and Agreements; Maintenance of
                      Licenses  . . . . . . . . . . . . . . . . . . . . . .   92
                 9.4  Maintenance of Property . . . . . . . . . . . . . . .   92
                 9.5  Insurance . . . . . . . . . . . . . . . . . . . . . .   92
                 9.6  Condemnation  . . . . . . . . . . . . . . . . . . . .   94
                 9.7  Environmental Laws  . . . . . . . . . . . . . . . . .   95
                 9.8  Compliance with ERISA . . . . . . . . . . . . . . . .   95
                 9.9  Mergers, Consolidations or Sales  . . . . . . . . . .   96
                 9.10 Distributions; Capital Change; Restricted Investments   97
                 9.11 Transactions Affecting Collateral or Obligations  . .   97
                 9.12 Guaranties  . . . . . . . . . . . . . . . . . . . . .   97
                 9.13 Debt  . . . . . . . . . . . . . . . . . . . . . . . .   97
                 9.14 Prepayment  . . . . . . . . . . . . . . . . . . . . .   98
                 9.15 Transactions with Affiliates  . . . . . . . . . . . .   98
                 9.16 Investment Banking and Finder's Fees  . . . . . . . .   99
                 9.17 [Intentionally Omitted].  . . . . . . . . . . . . . .   99
                 9.18 Business Conducted  . . . . . . . . . . . . . . . . .   99
                 9.19 Liens . . . . . . . . . . . . . . . . . . . . . . . .   99
                 9.20 Sale and Leaseback Transactions . . . . . . . . . . .   99













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                 9.21 New Subsidiaries  . . . . . . . . . . . . . . . . . .   99
                 9.22 Fiscal Year . . . . . . . . . . . . . . . . . . . . .   99
                 9.23 Capital Expenditures  . . . . . . . . . . . . . . . .   99
                 9.24 Operating Lease Obligations . . . . . . . . . . . . .  100
                 9.25 Net Worth . . . . . . . . . . . . . . . . . . . . . .  100
                 9.26 Fixed Charge Coverage Ratio . . . . . . . . . . . . .  101
                 9.27 Use of Proceeds . . . . . . . . . . . . . . . . . . .  101
                 9.28 NFL and Umbro Consents; Collateral License
                      Agreement Assignments . . . . . . . . . . . . . . . .  101
                 9.29 Further Assurances  . . . . . . . . . . . . . . . . .  102


            ARTICLE 10     CONDITIONS OF LENDING  . . . . . . . . . . . . .  102
                 10.1 Conditions Precedent to Making of Loans on the Closing
                      Date  . . . . . . . . . . . . . . . . . . . . . . . .  102
                 10.2 Conditions Precedent to Each Loan . . . . . . . . . .  104


            ARTICLE 11     DEFAULT; REMEDIES  . . . . . . . . . . . . . . .  105
                 11.1 Events of Default . . . . . . . . . . . . . . . . . .  105
                 11.2 Remedies  . . . . . . . . . . . . . . . . . . . . . .  108


            ARTICLE 12     TERM AND TERMINATION . . . . . . . . . . . . . .  110
                 12.1 Term and Termination  . . . . . . . . . . . . . . . .  110


            ARTICLE 13     AMENDMENTS; WAIVER; PARTICIPATIONS;
                           ASSIGNMENTS; SUCCESSORS  . . . . . . . . . . . .  110
                 13.1 No Waivers Cumulative Remedies  . . . . . . . . . . .  110
                 13.2 Amendments and Waivers  . . . . . . . . . . . . . . .  111
                 13.3 Assignments; Participations . . . . . . . . . . . . .  112


            ARTICLE 14     THE AGENT  . . . . . . . . . . . . . . . . . . .  114
                 14.1 Appointment and Authorization . . . . . . . . . . . .  114
                 14.2 Delegation of Duties  . . . . . . . . . . . . . . . .  115
                 14.3 Liability of Agent  . . . . . . . . . . . . . . . . .  115
                 14.4 Reliance by Agent . . . . . . . . . . . . . . . . . .  115
                 14.5 Notice of Default . . . . . . . . . . . . . . . . . .  116
                 14.6 Credit Decision . . . . . . . . . . . . . . . . . . .  116
                 14.7 Indemnification . . . . . . . . . . . . . . . . . . .  116
                 14.8 Agent in Individual Capacity  . . . . . . . . . . . .  117
                 14.9 Successor Agent . . . . . . . . . . . . . . . . . . .  117
                 14.10     Withholding Tax  . . . . . . . . . . . . . . . .  118
                 14.11     [Intentionally Omitted . . . . . . . . . . . . .  119
                 14.12     Collateral Matters . . . . . . . . . . . . . . .  120
                 14.13     Restrictions on Actions by Lenders; Sharing of
                      Payments  . . . . . . . . . . . . . . . . . . . . . .  121













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

                 14.14     Agency for Perfection  . . . . . . . . . . . . .  121
                 14.15     Payments by Agent to Lenders . . . . . . . . . .  122
                 14.16     Concerning the Collateral and the Related Loan
                      Documents . . . . . . . . . . . . . . . . . . . . . .  122
                 14.17     Field Audit and Examination Reports; Disclaimer by
                      Lenders . . . . . . . . . . . . . . . . . . . . . . .  122
                 14.18     Relation Among Lenders . . . . . . . . . . . . .  123


            ARTICLE 15     MISCELLANEOUS  . . . . . . . . . . . . . . . . .  123
                 15.1 Cumulative Remedies; No Prior Recourse to Collateral   123
                 15.2 Severability  . . . . . . . . . . . . . . . . . . . .  123
                 15.3 Governing Law; Choice of Forum; Service of Process;
                      Jury Trial Waiver . . . . . . . . . . . . . . . . . .  123
                 15.4 WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . .  124
                 15.5 Survival of Representations and Warranties  . . . . .  125
                 15.6 Other Security and Guaranties . . . . . . . . . . . .  125
                 15.7 Fees and Expenses . . . . . . . . . . . . . . . . . .  125
                 15.8 Notices . . . . . . . . . . . . . . . . . . . . . . .  126
                 15.9 Waiver of Notices . . . . . . . . . . . . . . . . . .  127
                 15.10     Binding Effect . . . . . . . . . . . . . . . . .  127
                 15.11     Indemnity of the Agent and the Lenders by the
                      Borrower  . . . . . . . . . . . . . . . . . . . . . .  128
                 15.12     Limitation of Liability  . . . . . . . . . . . .  129
                 15.13     Final Agreement  . . . . . . . . . . . . . . . .  129
                 15.14     Counterparts . . . . . . . . . . . . . . . . . .  129
                 15.15     Captions . . . . . . . . . . . . . . . . . . . .  129
                 15.16     Right of Setoff  . . . . . . . . . . . . . . . .  129
                 15.17     Borrower Joint and Several Liability . . . . . .  130
                 15.18     Contribution and Indemnification
                            among the Borrowers                              131
                 15.19     Agency of the Parent Guarantor for each Borrower
                             and other Loan Party . . . . . . . . . . . . .  131


            ARTICLE 16     GUARANTEE  . . . . . . . . . . . . . . . . . . .  132
                 16.1 Guaranteed Obligations  . . . . . . . . . . . . . . .  132
                 16.2 Guarantee Absolute; Alteration of Obligations . . . .  132
                 16.3 Obligations Joint and Several; Rights Not Exclusive .  135
                 16.4 Waivers . . . . . . . . . . . . . . . . . . . . . . .  135
                 16.5 Contribution and Indemnification; Subrogation . . . .  136
                 16.6 Subordination . . . . . . . . . . . . . . . . . . . .  137
                 16.7 No Effect on Guarantee  . . . . . . . . . . . . . . .  138
                 16.8 Continuing Guarantee  . . . . . . . . . . . . . . . .  138















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

                                   EXHIBITS AND SCHEDULES


            EXHIBIT A - INTENTIONALLY OMITTED
            EXHIBIT B - FORM OF BORROWING BASE CERTIFICATE
            EXHIBIT C - FINANCIAL STATEMENTS
            EXHIBIT D - LIST OF CLOSING DOCUMENTS
            EXHIBIT E - NOTICE OF BORROWING
            EXHIBIT F - NOTICE OF CONVERSION/CONTINUATION
            EXHIBIT G - FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
            SCHEDULE 1--NOTICE OF ASSIGNMENT AND ACCEPTANCE
            SCHEDULE 1.1--MATERIAL LICENSE AGREEMENTS
            SCHEDULE 6.3--LOCATION OF COLLATERAL
            SCHEDULE 8.3--ORGANIZATION AND QUALIFICATION
            SCHEDULE 8.4--CORPORATE NAME; PRIOR TRANSACTIONS
            SCHEDULE 8.5--SUBSIDIARIES AND AFFILIATES
            SCHEDULE 8.9--DEBT
            SCHEDULE 8.12--REAL ESTATE; LEASES
            SCHEDULE 8.13--PROPRIETARY RIGHTS
            SCHEDULE 8.14--TRADE NAMES AND TERMS OF SALE
            SCHEDULE 8.15--LITIGATION
            SCHEDULE 8.17--LABOR DISPUTES
            SCHEDULE 8.18--ENVIRONMENTAL LAWS







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

            SCHEDULE 8.21--ERISA COMPLIANCE
            SCHEDULE 8.28--MATERIAL AGREEMENTS
            SCHEDULE 8.29--BANK ACCOUNTS
            SCHEDULE 9.5--INSURANCE
            SCHEDULE 9.19--LIENS

                              AMENDED AND RESTATED
                     LOAN, GUARANTY AND SECURITY AGREEMENT

     THIS AMENDED AND RESTATED LOAN, GUARANTY AND SECURITY AGREEMENT, dated as of April 20, 1999, is among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns (provided such assignees satisfy the conditions in Article 13 hereof), are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), Bank of America National Trust and Savings Association, a national banking association ("Bank of America") with an office at 40 East 52nd Street, New York, NY 10022, as agent for the Lenders (in its capacity as agent), together with its successors (including Bank of America (as defined below)) in its capacity as agent (the "Agent"), Riddell Sports Inc., a Delaware corporation, with offices at 50 East 42nd Street, Suite 1808, New York, NY 10017 (the "Parent Guarantor"), each of Riddell, Inc., an Illinois corporation, with offices at 3670 N. Milwaukee Avenue, Chicago, IL 60641, All American Sports Corporation, a Delaware corporation, with offices at 1320 Taylor Street, Elyria, OH 44035, Varsity Spirit Corporation, a Tennessee corporation, with offices at 2525 Horizon Lake Drive, Suite One, Memphis, TN 38133, and Varsity Spirit Fashions & Supplies, Inc., a Minnesota corporation, with offices at 2525 Horizon Lake Drive, Suite One, Memphis, TN 38133 (collectively, the "Borrower"), and each of Equilink Licensing Corporation, a Delaware corporation, with offices at 1105 North Market Street, Suite 1300, Wilmington, DE 19899, MacMark Corporation, a Delaware corporation, with offices at 50 East 42nd Street, Suite 1808, New York, NY 10017, RHC Licensing Corporation, a Delaware corporation, with offices at 1105 North Market Street, Suite 1300, Wilmington, DE 19899, Ridmark Corporation, a Delaware corporation, with offices at 50 East 42nd Street, Suite 1808, New York, NY 10017, Proacq Corp., a Delaware corporation, with offices at 1320 Taylor Street, Elyria, OH 44035, Varsity USA, Inc., a Tennessee corporation, with offices at 2525 Horizon Lake Drive, Suite One, Memphis, TN 38133, Varsity/Intropa Tours, Inc., a Tennessee corporation, with offices at 2525 Horizon Lake Drive, Suite One, Memphis, TN 38133, and International Logos, Inc., a Tennessee corporation, with offices at 2525 Horizon Lake Drive, Suite One, Memphis, TN 38133 (collectively, the "Subsidiary Guarantors").

                              W I T N E S S E T H

     WHEREAS, the Parent Guarantor as borrower, the Borrower and the Subsidiary Guarantors (other than Proacq Corp. and MacMark Corporation) as guarantors, NBD Bank, as administrative and collateral agent (the "Prior Administrative Agent"), NationsBank, N.A., as documentation agent (the "Prior Documentation Agent"), and certain lenders (the "Prior Lenders") are party to a certain Credit Agreement, dated as of June 19, 1997 (as amended, the "Prior Credit Agreement");

     WHEREAS, the Lenders acquired the rights and obligations of the Prior Lenders under the Prior Credit Agreement and the other Credit Documents (as defined in the Prior Credit Agreement) pursuant to the Loan Purchase and Assignment Agreement, dated as of the date hereof (the "Loan Assignment Agreement"), and the Lenders have replaced the Prior Lenders;

     WHEREAS, the Parent, the Borrower and the Subsidiary Guarantors have requested (i) an increase in the maximum available revolving line of credit for loans and letters of credit to an amount not to exceed $48,000,000 and which extensions of credit the Borrower will use for its working capital needs and general business purposes, (ii) an extension of the maturity date of the credit facility, (iii) changes to the interest rates on the loans, and (iv) certain other amendments to the Prior Credit Agreement and the other Credit Documents, and the Lenders and the Agent have agreed thereto on the terms and subject to the conditions set forth herein;

     WHEREAS, to effectuate the foregoing, the parties hereto desire to amend and restate the Prior Credit Agreement and the Security Agreement (as defined in the Prior Credit Agreement, the "Prior Security Agreement") as hereinafter set forth, and the Lenders have agreed to make available to the Borrower a revolving credit facility described herein upon the terms and conditions set forth in this Agreement;

     WHEREAS, the Borrower is a wholly-owned subsidiary of the Parent Guarantor and the Subsidiary Guarantors are wholly-owned subsidiaries of the Parent Guarantor, and each of the Parent Guarantor and the Subsidiary Guarantors desires to guaranty such extensions of credit to induce the Lenders to make available to the Borrower such extensions of credit, as the Parent Guarantor and each of the Subsidiary Guarantors will directly benefit therefrom and which extensions of credit and guarantees thereof will further the promotion, conduct and attainment of the business of the Parent Guarantor and the Subsidiary Guarantors; and

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, the Parent Guarantor, the Borrower and the Subsidiary Guarantors hereby amend and restate the Prior Credit Agreement and the Prior Security Agreement, and agree, as follows.

                                   ARTICLE 1

                        INTERPRETATION OF THIS AGREEMENT

     1.1  Definitions.  As used herein:

          "Accounts" means all of each Loan Party's now owned or hereafter acquired or arising accounts and receivables, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

          "Account Debtor" means each Person obligated in any way on or in connection with an Account.

          "Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Parent Guarantor, the Parent Guarantor's consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income:
(a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any corporation, substantially all the assets of which have been acquired by the Borrower, with the consent of the Lenders, in any manner, to the extent realized by such other corporation prior to the date of acquisition; (d) earnings of any business entity in which the Parent Guarantor or any of its Subsidiaries has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Parent Guarantor or any of its Subsidiaries in the form of cash distributions; (e) earnings of any Person to which assets of the Parent Guarantor or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Parent Guarantor or any of its Subsidiaries shall have been merged, or which has been a party with the Parent Guarantor or any of its Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction, unless (and only to the extent) such earnings shall actually have been received by the Parent Guarantor or any of its Subsidiaries in the form of cash distributions; (f) gain arising from the acquisition of debt or equity securities of the Parent Guarantor or any of its Subsidiaries or from cancellation or forgiveness of Debt; and (g) gain or non-cash loss (meaning that non-cash losses when initially recorded for accounting purposes shall be excluded from the calculation of net income, but to the extent cash is paid at a later date (other than cash expenses paid in 1999 and 2000 constituting part of the $925,000 restructuring charge taken in 1998) in respect of such non-cash loss, such cash payment (other than cash expenses paid in 1999 and 2000 constituting part of the $925,000 restructuring charge taken in 1998), and all other losses paid in cash, shall be included in the calculation of net income (that is, deducted from income) for the period in which such cash is paid) arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agent" means Bank of America, solely in its capacity as agent for the Lenders, and any successor agent.

          "Agent Advances" has the meaning specified in Section 2.2(i).

          "Agent's Fee" has the meaning specified in Section 3.7.

          "Agent's Liens" means the Liens in the Collateral granted to the Agent, for the ratable benefit of the Lenders, Bank of America, and Agent pursuant to this Agreement and the other Loan Documents.

          "Agent-Related Persons" means the Agent and any successor agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Aggregate Additional Debt and Investment Basket Amount" means the maximum amount of all Restricted Investments permitted to be outstanding under clause (m) of the definition of such term and the maximum amount of Debt permitted to be outstanding under clause (g) of Section 9.13, which when aggregated together shall not exceed $3,000,000 outstanding at any time.

          "Aggregate Revolver Outstandings" means, at any time: the sum of (a) the unpaid principal balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

          "Agreement" means this Amended and Restated Loan, Guaranty and Security Agreement, as amended, supplemented or otherwise modified from time to time.

          "Anniversary Date" means each anniversary of the Closing Date.

          "Applicable Margin" means, for LIBOR Rate Loans, Base Rate Loans and Letter of Credit Fees, as the case may be, for the period from the date hereof to and including December 31, 1999, 2.25% for LIBOR Rate Loans, 0.75% for Base Rate Loans and 2.25% for Letter of Credit Fees, and, thereafter, the applicable percentage corresponding to the Leverage Ratio in effect as shown below:

                                                             Applicable
                                    Applicable  Applicable   Margin for
                                    Margin For    Margin      Letter of
        Pricing                     LIBOR Rate   For Base      Credit
         Level     Leverage Ratio      Loans    Rate Loans      Fees
        -------    ---------------  ----------  ----------   ----------

           I      less than 4.50:1     1.75%       .25%         1.75%

           II     greater than or      2.00%       .50%         2.00%
                  equal to 4.50:1
                  and less than
                  5.25:1
          III     greater than or      2.25%       .75%         2.25%
                  equal to 5.25:1
                  and less than
                  5.75:1

           IV     greater than or      2.50%       1.00%        2.50%
                  equal to 5.75:1
                  and less than
                  6.25:1

           V      greater than or      2.75%       1.25%        2.75%
                  equal to 6.25:1

          After December 31, 1999 (beginning with the Calculation Date or Substitution Calculation Date, as the case may be, with respect to the financial statements referred to in Section 7.2(a) due within one hundred fifteen days after December 31, 1999), the Applicable Margin for Revolving Loans and Letter of Credit Fees shall, in each case, be determined and adjusted quarterly on the date (each a "Calculation Date") five (5) Business Days after the date by which the Parent Guarantor is required to provide the applicable financial statements in accordance with the provisions of Section 7.2(a) or (c) provided that if the Parent Guarantor fails to provide the applicable financial statements required by Section 7.2(a) or (c) on or before the most recent Calculation Date, the Applicable Margin for Revolving Loans and the Letter of Credit Fees from such Calculation Date shall be based on Pricing Level V until such time as the applicable financial statements are provided such date being referred to herein as (the "Substitution Calculation Date") whereupon the Pricing Level shall be determined by the then current Leverage Ratio; provided, however, in no event shall the Lenders be obligated to provide any refund, rebate, credit or other repayment of interest or fees paid hereunder and in no event shall the Borrower be permitted to set-off or deduct any amounts against or from any interest, fees or other amounts payable hereunder. Each Applicable Margin shall be effective from one Calculation Date (or Substitution Calculation Date, as the case may be) until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all existing Loans and Letters of Credit as well as any new Loans made or Letters of Credit issued; provided, however, in no event shall the
                                      -5-

 Lenders be obligated to provide any refund, rebate, credit or other repayment of interest or fees paid hereunder and in no event shall the Borrower be permitted to set-off or deduct any amounts against or from any interest, fees or other amounts payable hereunder.

          "Assigned Contracts" means, collectively, all of the Loan Party's rights and remedies under, and all moneys and claims for money due or to become due to the Loan Party under, those contracts set forth on Schedule 1.1 (including the Material License Agreements) and any other material contracts, and any and all amendments, supplements, extensions, and renewals thereof including, without limitation, all rights and claims of the Loan Party now or hereafter existing: (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (ii) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (iii) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (iv) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

          "Assignee" has the meaning specified in Section 13.3(a).

          "Assignment and Acceptance" has the meaning specified in Section 13.3(a).

          "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel engaged by the Agent, the allocated cost of internal legal services of the Agent and all expenses and disbursements of internal counsel of the Agent.

          "Availability" means, at any time: (a) the lesser of (i) the Maximum Revolver Amount or (ii) the sum of (A) eighty percent (80%) of the Net Amount of Eligible Accounts; (B) sixty percent (60%) of the value (lower of FIFO cost or market) of the first quality finished goods Eligible Inventory; (C) forty percent (40%) of the value (lower of FIFO cost or market) of Eligible Work-In-Process Inventory; (D) fifty percent (50%) of the value (lower of FIFO cost or market) of Eligible Raw Material Inventory; (E) (without duplication) forty-five percent (45%) of the value of Eligible Inventory covered by documentary Letters of Credit issued or caused to be issued by the Agent pursuant to
Section 2.4 which Inventory is consigned to and all bills of lading, airway bills or other documents of title or other similar documents are issued in the name of the Agent and upon which the Agent has a first priority security interest; plus (F) the Seasonal Overadvance; provided, that at no time shall the sum of outstanding Revolving Loans based upon the value of Eligible Inventory exceed $20,000,000 except during the Seasonal Overadvance Period, when the sum of outstanding Revolving Loans based upon the value of Eligible Inventory shall not exceed $25,000,000 ("Maximum Inventory Loan"); provided, further, that at no time shall the sum of outstanding Revolving Loans based upon the value of Eligible Unbilled Accounts Receivable exceed $12,000,000; minus (b) the sum of (i) the Aggregate Revolver Outstandings (ii) reserves for accrued interest on the Obligations, (iii) the Environmental Compliance Reserve, and (iv) all other reserves which the Agent deems necessary in the exercise of its reasonable credit judgment to maintain with respect to the Borrower's account, including, without limitation, (x) reserves for amounts that may be payable by the Agent or any Lender to or for the benefit of the Prior Lenders or their Affiliates or other institutions at which a Loan Party maintains accounts in connection with transitioning the bank account and other cash management arrangement(s) from the Prior Credit Agreement to this Agreement including under Section 2 of the Loan Assignment Agreement, or in connection with lockbox account or blocked account arrangements, (y) reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of the Borrower royalties, and (z) reserves for royalties, license fees, rent, processing charges and any other amounts which the Agent in the exercise of its reasonable credit judgment believes may have to be paid to third parties in connection with exercise of the Agent's or the Lenders' rights or remedies under this Agreement or any other Loan Document.

          "Bank of America" has the meaning specified in the introductory paragraph of this Agreement.

          "Bank of America Loan" and "Bank of America Loans" have the meanings specified in Section 2.2(h).

          "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. [section] 101 et seq.).

          "Base Rate" means, for any day, the rate of interest on a per annum basis (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America in Charlotte, North Carolina, as its "reference rate" or "prime rate" (the "reference rate" or "prime rate" being a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

          "Base Rate Loans" means a Revolving Loan during any period in which it bears interest based on the Base Rate.

          "Borrowing" means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to the Borrower (or by Bank of America in the case of a Borrowing funded by Bank of America Loans) or by the Agent in the case of a Borrowing consisting of an Agent Advance.

          "Borrowing Base Certificate" means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or another form acceptable to the Agent) setting forth the calculation of the Availability, including a calculation of each component thereof, as of the close of business no more than five (5) Business Days prior to the date of such certificate, all in such detail as shall be satisfactory to the Agent. All calculations of Availability in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Agent; provided, that the Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) (with three (3) Business Days' prior written notice to Borrower) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) (without prior notice) to the extent that such calculation is not in accordance with this Agreement.

          "Business Day" means: (a) any day that is not a Saturday, Sunday, or a day on which banks in San Francisco, California, are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Expenditures" means all payments due (whether or not paid) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or offset items or in connection with a Capital Lease, including all payments due in respect of the acquisition of any division, operating unit or other assets of any business, and including all payments due (whether or not paid) in respect of the cost of data or other information processing products or services.

          "Capital Lease" means any lease of property by a Person which, in accordance with GAAP, is or should be reflected as a capital lease on the balance sheet of such Person.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter.

          "Change of Control" means either of the following events: (a) any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), in each case, other than the Principals and the Related Parties, has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the voting power of the Capital Stock of the Parent Guarantor on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Parent Guarantor (whether or not such securities are then currently convertible or exercisable),
(b) the first day on which a majority of the members of the Board of Directors of the Parent Guarantor are not Continuing Directors or (c) a "change in control" (as defined in the documentation evidencing the Senior Notes or the Subordinated Debt) occurs.

          "Closing Date" means the date of this Agreement.

          "Closing Fee" has the meaning specified in Section 3.4.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and regulations promulgated thereunder.

          "Collateral" has the meaning specified in Section 6.1.

          "Collateral License Agreement Assignment" has the meaning specified in clause (f)(ii)(y) of the definition of Eligible Inventory.

          "Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on the signature pages of this Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.3, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 13.3, and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.

          "Credit Support" has the meaning specified in Section 2.4(a).

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Parent Guarantor who (i) was a member of such Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "Copyright" means any and all copyrights in works of authorship of any kind in any country or political subdivision thereof throughout the world, for the full term thereof, and all applications, registrations and recordings thereof in the Office of the United States Register of Copyrights, Library of Congress, or in any similar office or agency of any country or political subdivision thereof throughout the world, including but not limited to those set forth on Schedule 8.13 (as from time to time amended, modified or supplemented in accordance with the terms hereof) attached hereto and made a part hereof, together with all extensions, renewals and corrections thereof, whether such rights are vested, contingent or reversionary under any copyright law now or hereafter in force or effect throughout the world, and all licenses thereof, and all causes of action or claims arising out of or pertaining thereto (including but not limited to claims of infringement) and any legal, beneficial or equitable right to the use or ownership of the works to which they relate, by means of any technology now known or hereafter developed, including but not limited to the rights to reproduce, adapt, transform, derive, distribute, perform, record, display or otherwise exploit in any way those works.

          "Debt" means, with respect to any Person, all liabilities, obligations and indebtedness of such Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and including, without in any way limiting the generality of the foregoing: (i) liabilities and obligations to trade creditors; (ii) all Obligations; (iii) all obligations and liabilities of any Person secured by any Lien on such Person's property, even though such Person shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (iv) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property and all obligations and liabilities under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (v) all accrued pension fund and other employee benefit plan obligations and liabilities; (vi) all obligations and liabilities under Guaranties; (vii) all obligations in respect of deferred taxes; (viii) all obligations in respect of Hedging Agreements; and
(ix) all obligations in respect of preferred stock issued by such Person and required by the terms thereof to pay dividends or to be redeemed, or for which mandatory sinking fund payments are due within one (1) year of the date of determination.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Defaulting Lender" has the meaning specified in Section 2.2(g)(ii).

          "Default Rate" means a fluctuating per annum interest rate at all times equal to the sum of: (a) the otherwise applicable Interest Rate plus (b) two percent (2%). Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, with respect to Letters of Credit, the Default Rate shall mean an increase in the Letter of Credit Fee by two (2) percentage points.

          "Distribution" means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition by such corporation of any capital stock (or any options or warrants for such stock) of such corporation.

          "DOL" means the United States Department of Labor or any successor department or agency.

          "Dollar" and "$" means dollars in the lawful currency of the United States.

          "EBITDA" means, for any period, with respect to the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) Adjusted Net Earnings from Operations for such period plus (b) an amount which, in the determination of Adjusted Net Earnings from Operations for such period has been deducted for (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income taxes for such period, and (iii) all depreciation and amortization for such period, all as determined in accordance with GAAP.

          "Eligible Accounts" means all Accounts of the Borrower created in the ordinary course of its business arising out of the sale of the Borrower's Inventory or the rendition of services by the Borrower, which the Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Agent to reasonably establish other criteria of ineligibility, Eligible Accounts shall not, unless the Agent in its sole discretion elects, include any Account:

               (a) with respect to which a valid invoice has not been issued (provided, that an invoice shall not be required to have been issued in respect of Eligible Unbilled Accounts Receivable) or more than 270 days have elapsed since the date of the original invoice therefor or which is "Past Due" (As used herein, "Past Due" means (i) for the period from February 1 to October 31 of any calendar year, an Account with respect to which the invoice therefor has not been paid within 120 days of the invoice date in the case of Varsity Spirit Fashions & Supplies, Inc., or within 90 days of its due date in the case of All American Sports Corporation, Riddell, Inc. or any other Borrower and (ii) for the period from November 1 to January 31 of any calendar year, an Account with respect to which the invoice therefor has not been paid within 60 days of the invoice date in the case of Varsity Spirit Fashions & Supplies, Inc. or within 30 days of its due date in the case of All American Sports Corporation, Riddell, Inc. or any other Borrower);

               (b) with respect to which any of the representations, warranties, covenants, and agreements contained in Section 6.8 are not or have ceased to be complete and correct or have been breached;

               (c) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason (unless resulting solely from a bank clerical error);

               (d) which represents a progress billing (as hereinafter defined) or as to which the Borrower has extended the time for payment to a date that without such extension such Account would have been "Past Due" as defined in clause (a) above, without the consent of the Agent (which consent, however, shall not make such Account an Eligible Account); for the purposes hereof, "progress billing" means any invoice (provided no invoice is required, as provided above, for any Eligible Unbilled Accounts Receivable) for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon the Borrower's completion of any further performance under the contract or agreement (provided that, for the sake of clarification, "progress billing" does not include the allocable and severable portion of an invoice for goods sold and shipped or services rendered for which payment is not conditional, even if other portions of such invoice are for future sales or shipments of goods or future performance of services);

               (e) as to which any one or more of the following events has occurred with respect to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

               (f) if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under the other criteria set forth herein or otherwise established by the Agent (provided that an Account for which the Account Debtor thereon is a school shall not be ineligible under this clause
(f) solely because more than 50% of the aggregate Dollar amount of outstanding Accounts for such Account Debtor are "Past Due" as defined in clause (a) above);

               (g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States; or (ii) is not organized under the laws of the United States or any state thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that either (i) such Account is secured or payable by a letter of credit satisfactory to the Agent in its discretion or (ii) such Account is approved by the Agent in its sole discretion to be an Eligible Account (which determination may be made by the Agent without the consent of the Majority Lenders or Required Lenders so long as not more than $1,000,000 of such Accounts are Eligible Accounts at any one time);

               (h) owed by an Account Debtor which is an Affiliate or employee of the Borrower; except to the extent that such Account is for a bona fide sale of goods at fair market prices and otherwise on "arms-length" terms to an Affiliate listed on Schedule 8.5 hereto;

               (i) except as provided in (k) below, as to which either the perfection, enforceability, or validity of the Agent's Lien in such Account, or the Agent's right or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

               (j) which is owed by an Account Debtor to which the Borrower is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

               (k) which is owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. [section] 3727 et seq.), and any other steps necessary to perfect the Agent's Lien therein, have been complied with to the Agent's satisfaction with respect to such Account; except to the extent that such Account is approved by the Agent in its sole discretion to be an Eligible Account (which determination may be made by the Agent without the consent of the Majority Lenders or Required Lenders so long as not more than $1,000,000 of such Accounts are Eligible Accounts at any one time);

               (l) which is owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Agent determines that its Lien therein is not or cannot be perfected;

               (m) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

               (n) which is evidenced by a promissory note or other instrument or by chattel paper;

               (o) if the Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay;

               (p) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

               (q) which arises out of a sale not made in the ordinary course of the Borrower's business;

               (r) as to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

               (s) is owed by an Account Debtor which is obligated to the Borrower respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts owed to the Borrower at such time by all of the Borrower's Account Debtors, but only to the extent of such excess;

               (t) arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by the Borrower to the Agent with respect to such Account;

               (u) is owed by any National Football League team subject to the Promotional Rights Agreement dated June 1, 1990 between Riddell, Inc. and NFL Properties, Inc. or any replacement or substitution agreement thereof or any similar agreement entered into by the Borrower; or

               (v) which is not subject to a first priority and perfected security interest in favor of the Agent for the benefit of the Lenders.

     If any Account at any time ceases to be an Eligible Account by reason of any of the foregoing exclusions or any failure to meet any other eligibility criteria established by the Agent in the exercise of its reasonable discretion then such Account shall promptly be excluded from the calculation of Eligible Accounts.

          "Eligible Inventory" means Inventory of the Borrower, valued at the lower of cost (on a FIFO basis) or market, that constitutes "first quality finished goods" Inventory and that, unless the Agent in its sole discretion elects: (a) is not, in the Agent's reasonable opinion, obsolete, slow moving, or unmerchantable; (b) is located at premises owned by the Borrower or on premises otherwise reasonably acceptable to the Agent, provided, however, that Inventory located on premises leased to the Borrower, on a vendor's premises or otherwise on premises owned by a Person other than the Borrower shall not be Eligible Inventory unless (i) the Borrower shall have delivered to the Agent a written waiver, duly executed on behalf of the appropriate landlord, vendor or other Person and in form and substance acceptable to the Agent, of all Liens or other rights which the landlord for such premises, vendor or other Person may be entitled to assert against such Inventory, or (ii) unless Eligible Inventory having a book value (determined on a FIFO basis if applicable) of less than $100,000 is located on such premises and, if the Agent or the Majority Lenders so elect in its or their sole discretion, as to which reserves in an amount for ninety (90) days rent at such premises, estimated processing charges and other applicable charges for lessors, vendors or such other Persons have been established under clause (b) (iv) (z) of the definition of Availability; (c) upon which the Agent for the benefit of the Lenders has a first priority perfected security interest; (d) is not work-in-process or raw materials, (e) is not spare parts, packaging and shipping materials, supplies, bill-and-hold Inventory for Account Debtors, returned or defective Inventory, or Inventory delivered to the Borrower on consignment; (f) is not subject to a Material License Agreement unless (i) the Material License Agreement is in full force and effect and (ii) the Agent has received (y) a collateral assignment of license agreement (a "Collateral License Agreement Assignment") for such Material License Agreement and (z) a consent thereto from all other parties to such Material License Agreement, each in a form reasonably acceptable to it (provided, that, until the date ninety (90) days after the Closing Date, the consents of the NFL and Umbro (and the applicable Collateral License Agreement Assignments with respect to the NFL and Umbro) will not be required for the applicable Inventory subject to Material License Agreements with the NFL or Umbro to be Eligible Inventory); and (g) the Agent, in the exercise of its reasonable commercial discretion, deems eligible as the basis for Revolving Loans based on such collateral and credit criteria as the Agent may from time to time establish. If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

          "Eligible Raw Material Inventory" means raw material Inventory of the Borrower meeting all of the requirements of clauses (a), (b), (c), (e), (f) and
(g) of the definition of Eligible Inventory.

          "Eligible Unbilled Account Receivable" means, solely during the period of April 1 to September 1 of each calendar year and not at any other time, an Account of Varsity Spirit Fashions & Supplies, Inc. or All American Sports Corporation that has been created and is outstanding during such period in such year (and not created during such period in a prior year or created during any other period), but has not yet been invoiced, that represents an obligation for payment created by shipment of Inventory to the Account Debtor pursuant to a purchase order issued to Varsity Spirit Fashions & Supplies, Inc. or All American Sports Corporation, in the ordinary course of business. During the period of September 2 to December 31 and January 1 to March 31 of each year there will be no Eligible Unbilled Account Receivables.

          "Eligible Work-In-Process Inventory" means work-in-process Inventory of the Borrower meeting all of the requirements of clauses (a), (b), (c), (e),
(f) and (g) of the definition of Eligible Inventory and consisting of football helmets, football helmet shells, football helmet face masks and padding for football helmets.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Compliance Reserve" means any reserves which the Agent, after the Closing Date, and upon three (3) days' prior written notice to the Borrower, establishes from time to time for amounts that are reasonably likely (as determined by the Borrower and the Agent or by an independent environmental consultant engaged by the Agent or the Borrower and reasonably acceptable to the Agent) to be expended by the Borrower in order for the Borrower and its operations and property: (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any such material non-compliance identified in a report delivered to the Agent and the Lenders pursuant to Section 9.7.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

          "Environmental Lien" means a Lien in favor of any Governmental Authority for: (1) any liability under any Environmental Laws, or (2) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Property Transfer Acts."

          "Equipment" means all of each Loan Party's now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by any Loan Party and all of each Loan Party's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

          "Event of Default" has the meaning specified in Section 11.1.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "Fee Letter" means the letter dated as of the date hereof by and between Bank of America and the Borrower with respect to the Closing Fee and the Agent's Fee.

          "FIFO" means the "first-in, first-out" method of calculating the book value of inventory in accordance with GAAP.

          "Financial Statements" means, according to the context in which it is used, the financial statements referred to in Section 8.6 or any other financial statements required to be given to the Lenders pursuant to this Agreement.

          "Fiscal Year" means the Parent Guarantor's fiscal year for financial accounting purposes. The current Fiscal Year of the Parent Guarantor will end on December 31, 1999.

          "Fixed Assets" means Equipment and Real Estate of any Loan Party.

          "Fixed Charge Coverage Ratio" means, for the applicable period, the ratio of (a) EBITDA minus Capital Expenditures to (b) cash Interest Expense during such period and Scheduled Principal Payments during such period.

          "Funded Debt" means, without duplication, the sum of (a) all Debt of the Parent Guarantor and its Subsidiaries for borrowed money, (b) all purchase money Debt of the Parent Guarantor and its Subsidiaries, (c) the principal portion of all obligations of the Parent Guarantor and its Subsidiaries under Capital Leases and the principal portion under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (d) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker's acceptances issued for the account of such Person (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregated Indebtedness only such other obligation shall be included), (e) any Guaranty of the Parent Guarantor and its Subsidiaries with respect to Funded Debt of another Person,
(f) all Funded Debt of another entity secured by a Lien on any property of the Parent Guarantor or any of its Subsidiaries whether or not such Funded Debt has been assumed by a Parent Guarantor or any of its Subsidiaries, and (g) all Funded Debt of any partnership, limited liability company or unincorporated joint venture to the extent the Parent Guarantor or one of its Subsidiaries is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture.

          "Funding Date" means the date on which a Borrowing occurs.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

          "General Intangibles" means all of each Loan Party's now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of any Loan Party of every kind and nature (other than Accounts, goods and money), including, without limitation, all contract rights, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to any Loan Party in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to any Loan Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which any Loan Party is beneficiary, and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Loan Party.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantee" has the meaning specified in Section 16.1.

          "Guarantor" has the meaning specified in Section 16.1.

          "Guaranty" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

          "Hedging Agreements" means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case, entered into or purchased by the Parent Guarantor or any of its Subsidiaries.

          "Indenture" has the meaning specified in the definition of Senior
Notes.

          "Insolvency Proceeding" has the meaning specified in clause (v) of
Section 16.2(b).

          "Intellectual Property" means the present and future Patents, Trademarks, Copyrights and related licenses and rights held by the Loan Parties.

          "Intercompany Accounts" means all assets and liabilities, however arising, which are due to a Loan Party from, which are due from a Loan Party to, or which otherwise arise from any transaction by a Loan Party with, any Affiliate.

          "Interest Expense" means, for any period, total interest expense of the Parent Guarantor and its Subsidiaries during such period, including the interest portion of Capital Leases and "synthetic" and other such off-balance sheet leases as described in the definition of Debt.

          "Interest Period" means, as to any LIBOR Rate Loan, the period commencing on the Funding Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period shall extend beyond the Stated Termination Date.

          "Interest Rate" means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

          "Inventory" means all of each Loan Party's now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work in process, other materials and supplies of any kind, nature or description which are or might be consumed in the Loan Party's business or used in connection with the printing, packing, shipping, advertising, selling, leasing or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

          "Investment Property" means: (a) a security, whether certificated or uncertificated; (b) a security entitlement; (c) a securities account; (d) a commodity contract; or (e) a commodity account.

          "IRS" means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Latest Projections" means: (a) on the Closing Date and thereafter until the Agent receives new projections pursuant to Section 7.2(f), the projections of the Borrower's financial condition, results of operations, and cash flow, for the period commencing on January 1, 1999 and ending on December 31, 1999 and delivered to the Agent prior to the Closing Date; and (b) thereafter, the projections most recently received by the Agent pursuant to
Section 7.2(f).

          "Lender" and "Lenders" have the meanings specified in the introductory paragraph hereof and shall include the Agent to the extent of any Agent Advance outstanding and Bank of America to the extent of any Bank of America Loan outstanding; provided that no such Agent Advance or Bank of America Loan shall be taken into account in determining any Lender's Pro Rata Share.

          "Letter of Credit" means a standby Letter of Credit or documentary Letter of Credit issued or caused to be issued for the account of the Borrower pursuant to Section 2.4.

          "Letter of Credit Fee" has the meaning specified in Section 3.6.

          "Leverage Ratio" means, as of the end of each fiscal quarter, the ratio of (a) total Funded Debt on such date to (b) EBITDA for the twelve month period ending on such date.

          "LIBOR Interest Payment Date" means, with respect to a LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, if an Interest Period is longer than three (3) months, interest will be payable in arrears on, and "LIBOR Interest Payment Date" shall mean, each of the last day of such three (3) month period and the last day of such Interest Period.

          "LIBOR Rate" means, for any Interest Period, with respect to LIBOR Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1.0%) determined by the Agent as follows:

     LIBOR Rate  =                        LIBOR
                    --------------------------------------
                     1.00 - Eurodollar Reserve Percentage

     Where,

               "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

               "LIBOR" means the rate of interest per annum (rounded upward to the next 1/100th of 1%) notified to the Agent by Bank of America as the rate of interest at which dollar deposits in the approximate amount of the Loan to be made or continued as, or converted into, a LIBOR Rate Loan and having a maturity comparable to such Interest Period would be offered by Bank of America's applicable lending office to major banks in the London eurodollar market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "LIBOR Rate Loans" means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

          "Lien" means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property.

          "Loan Account" means the loan account of the Borrower, which account shall be maintained by the Agent.

          "Loan Documents" means this Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Mortgages, the Collateral License Agreement Assignments and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

          "Loan Party" means each Person defined as the Borrower, the Parent Guarantor, each Person defined as a Subsidiary Guarantor, and their permitted successors and assigns.

          "Loans" means, collectively, all loans and advances provided for in
Article 2.

          "Majority Lenders" means at anytime Lenders whose Pro Rata shares aggregate more than 50.1% of the Commitments or, if no Commitments shall then be in effect, Lenders who hold more than 50.1% of the aggregate principal amount of the Loans then outstanding.

          "Margin Stock" means "margin stock" as such term is defined in Regulation U of the Federal Reserve Board.

          "Material Adverse Effect" means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise), profits or prospects of the Loan Parties, taken as a whole, or the value or condition of the Collateral; (b) a material impairment of the ability of the Parent or the Borrower or the Loan Parties taken as a whole to perform satisfactorily under any Loan Document or to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Parent or the Borrower or the Loan Parties taken as a whole or any third party of any Loan Document or the Lien on the Collateral in favor of the Agent.

          "Material License Agreements" means (a) all License Agreements set forth on Schedule 1.1 and (b) all other license agreements entered into by the Borrower or any of its Subsidiaries pursuant to which (i) Borrower or such Subsidiary either Guarantees or actually pays royalties to the licensor party to such license agreement in an amount equal or greater than $100,000 per year or (ii) Borrower carries Eligible Inventory with a book value of in excess of $100,000.

          "Maximum Revolver Amount" means $48,000,000 (or such lesser amount to which the Total Facility may be permanently reduced by the Borrower pursuant to
Section 4.2 hereof).

          "Mortgages" means: (a) each Amended and Restated Mortgage, Security Agreement, and Assignments of Leases and Rents dated the date hereof between the Borrower and the Agent and delivered to the Agent; and (b) all other real property mortgages, leasehold mortgages, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments hereafter entered into which provide the Agent a lien, for the benefit of the Agent and Lenders, on or other interest in any portion of the Premises or the Real Estate or which relate to any such Lien or interest.

          "Multi-employer Plan" means a "multi-employer plan" as defined in
Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Borrower or any ERISA Affiliate.

          "Net Amount of Eligible Accounts" means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

          "Net Worth" means, at any date: (a) the book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the assets would be shown on a balance sheet of the Parent Guarantor and its consolidated Subsidiaries at such date prepared in accordance with GAAP; less (b) the amount at which the Parent Guarantor's and its consolidated Subsidiaries' liabilities would be shown on such balance sheet, including as liabilities all Debt and reserves for contingencies and other potential liabilities which would be required to be shown on such balance sheet.

          "Notice of Borrowing" has the meaning specified in Section 2.2(b).

          "Notice of Conversion/Continuation" has the meaning specified in
Section 3.2(b).

          "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrower or any other Loan Party to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, or any Hedge Agreement, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees, filing fees and any other sums chargeable to the Borrower or any other Loan Party hereunder or under any of the other Loan Documents. "Obligations" includes, without limitation, all debts, liabilities, and obligations now or hereafter owing from the Borrower to the Agent and/or any Lender under or in connection with the Letters of Credit and includes, without limitation, all interest that would have accrued but for the commencement of any Insolvency Proceeding with respect to any Person.

          "Other Guarantor" has the meaning specified in Section 16.2(a).

          "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" means any Person who shall have been granted, pursuant and subject to the terms and conditions of Article 13 hereof, the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

          "Patent" means any and all letters patent and applications therefor, and all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States, or any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, including, but not limited to, those described in Schedule 8.13 (as from time to time amended, modified or supplemented in accordance with the terms hereof) attached hereto and made a part hereof, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses thereof or pertaining thereto, including, without limitation, the License Agreements with respect thereto, and all claims for infringement thereof or pertaining thereto, and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, and all other trade secret rights not described above.

          "Payment Account" means each blocked bank account established pursuant to Section 6.9, to which the funds of a Loan Party (including, without limitation, proceeds of Accounts and other Collateral) are deposited or credited, and which is maintained in the name of the Agent or such Loan Party, as the Agent may determine, on terms acceptable to the Agent.

          "PBGC" means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

          "Pending Revolving Loans" means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice(s) of Borrowing received by the Agent which have not yet been advanced.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Parent Guarantor or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Liens" means:

               (a) Liens for taxes not delinquent; or statutory Liens for taxes in an amount not to exceed $1,000,000 outstanding at any one time, provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which reserves in such amount have been established under clause (b)(iv) of the definition of Availability and adequate financial reserves have been established on the applicable Loan Party's books and records and a stay of enforcement of any such Lien is in effect.

               (b)  the Agent's Liens;

               (c) deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, leases (other than Capital Leases) or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

               (d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $1,000,000 in the aggregate unless such Lien is being contested in good faith by appropriate proceedings diligently pursued and as to which reserves in such amount have been established under clause (b)(iv) of the definition of Availability and adequate financial reserves have been established on the applicable Loan Party's books and records;

               (e) Reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of any Loan Party's business;

               (f) Judgment and other similar Liens arising in connection with court proceedings to the extent the attachment or enforcement of such Liens would not result in an Event of Default hereunder;

               (g) Liens existing on the date hereof as set forth on Schedule 9.19;

               (h) Permitted encumbrances, as set forth in Schedule B of the title policy delivered in connection with the Mortgage (which shall not include items 12A, 12B, 13 or any delinquent taxes shown in such title policy);

               (i) The security interest granted by MacMark Corporation in certain licensing agreements pursuant to Section 5(f) of that certain Settlement Agreement dated December 29, 1998 by and among Equilink Licensing Corporation, MacMark Corporation and William G. Hays, Jr., as bankruptcy trustee for RDM Sports Group, Inc. and Hutch Sports USA, Inc., with respect to the licensing of the MacGregor trademark; and

               (j) Liens securing Debt as and to the extent permitted under clause (f) of Section 9.13; and

               (k) a Lien on the Capital Stock of Fox Athletic LLC to secure Debt of Fox Athletic LLC for which neither Parent Guarantor nor any Subsidiary has any liability in respect of such Debt other than the potential loss of such Capital Stock on foreclosure of such Lien thereon.

          "Permitted Rentals" has the meaning specified in Section 9.24.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Parent Guarantor or any of its Subsidiaries sponsors or maintains or to which the Parent Guarantor or any of its Subsidiaries makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Pledge Agreement" means the Pledge Agreement dated as of the date hereof executed and delivered to the Agent by the Parent Guarantor and each of its Subsidiaries that holds any Capital Stock of the Borrower or any other Subsidiary of the Parent Guarantor, or any promissory note representing any intercompany Debt issued by the Parent Guarantor or any Subsidiary thereof to the Parent Guarantor or any Subsidiary thereof, to evidence and perfect the Agent's security interest for the benefit of itself and the Lenders in all Capital Stock of the Borrower, each other Subsidiary of the Parent Guarantor, and in all promissory notes representing any intercompany Debt issued by the Parent Guarantor or any Subsidiary thereof to the Parent Guarantor or any Subsidiary thereof.

          "Premises" means the land identified by addresses on Schedule 8.12, together with all buildings, improvements, and fixtures thereon and all tenements, hereditaments, and appurtenances belonging or in any way appertaining thereto, and which constitutes all of the real property in which any Loan Party has any interests on the Closing Date.

          "Principals" means Robert E. Nederlander, Leonard Toboroff, John McConnaughy, Jr., David Mauer, Jeffrey G. Webb or David Groelinger.

          "Prior Credit Agreement" has the meaning specified in the Recitals hereto.

          "Pro Rata Share" means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the sum of the amounts of all of the Lenders' Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders.

          "Proprietary Rights" means all of each Loan Party's now owned and hereafter arising or acquired: all Intellectual Property and, to the extent not covered in such definition, all other licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including, without limitation, those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 8.13 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

          "Real Estate" means all of the present and future interests of each Loan Party, as owner, lessee, or otherwise, in the Premises, including, without limitation, any interest arising from an option to purchase or lease the Premises or any portion thereof.

          "Related Party" means, with respect to any Principal, (A) any spouse or immediate family member of such Principal, (B) the estate or any heir of such Principal, (C) any Subsidiary of any of the Principals or any other Related Party or (D) any trust, the beneficiaries of whom are Principals or Related Parties.

          "Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

          "Rentals" has the meaning specified in Section 9.24.

          "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Required Lenders" means at any time Lenders whose Pro Rata Shares aggregate more than 66.7% of the Commitments or, if no Commitments shall then be in effect, Lenders who hold more than 66.7% of the aggregate principal amount of the Loans then outstanding.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or final non-appealable determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Parent Guarantor, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the chief financial officer, the treasurer or the chief accounting officer of the Borrower, or any other officer having substantially the same authority and responsibility.

          "Restricted Investment" means, as to any Person, any acquisition of property by such Person in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except holdings or acquisitions of the following: (a) Equipment to be used in the business of the Borrower or any Loan Party so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) Inventory in the ordinary course of business; (c) current assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of the Borrower or any Loan Party; (d) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, which are subject to a first-priority perfected Lien in favor of the Agent, provided that such obligations mature within one year from the date of acquisition thereof; (e) certificates of deposit maturing within one year from the date of acquisition, bankers' acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000, which are subject to a first-priority perfected Lien in favor of the Agent; (f) commercial paper given a rating of "A2" or better by Standard & Poor's Corporation or "P2" or better by Moody's Investors Service, Inc. and maturing not more than 270 days from the date of creation thereof, which are subject to a first-priority perfected Lien in favor of the Agent; (g) Capital Stock or Debt of the Borrower or other Subsidiaries and in Fox Athletic LLC held by the Parent Guarantor and disclosed on Schedule 8.5; (h) Capital Stock or Debt of the Subsidiary Guarantors or Fox Athletic LLC or Debt of the Parent Guarantor held by the Borrower and disclosed on Schedule 8.5; (i) (w) additional investments after the date hereof made by the Borrower consisting of Debt of another Person within the definition of the Borrower or made by a Subsidiary Guarantor consisting of Debt of the Borrower, (x) additional investments after the date hereof made by the Borrower consisting of Debt of the Subsidiary Guarantors owing to the Borrower which is pari passu with the Senior Notes not to exceed at any time outstanding the applicable amounts set forth on Schedule
8.9 hereto, (y) additional investments made after the date hereof by the Borrower consisting of Debt of the Parent Guarantor owing to the Borrower which is pari passu with the Senior Notes and is advanced to the Parent Guarantor to pay interest on the Senior Notes when due, scheduled payments of principal and interest on the Subordinated Debt when due and the Parent Guarantor's expenses incurred in the ordinary course of its business consistent with customary business practices and (z) additional investments after the date hereof made by the Parent Guarantor in the form of contributions of equity to or Capital Stock (pledged to the Agent hereunder) of the Borrower; (j) investments consisting of Debt or Capital Stock received in connection with the bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other bona fide disputes with, suppliers and customers; (k) deposit accounts maintained by any Loan Party which, except for travel agent escrow accounts, are subject to a Lien in favor of the Agent; (l) loans and advances made to employees in the ordinary course of employment consistent with past practices; (m) investments in Persons other than the Parent Guarantor and its Subsidiaries consisting of Debt or Capital Stock not to exceed the Aggregate Additional Debt and Investment Basket Amount at any time outstanding; (n) the prepayment of those certain royalty obligations owing by the Parent Guarantor under the Settlement Agreement referred to in clause (i) of the definition of Permitted Liens so long as after giving effect to such prepayment there is a positive difference between the amount of Availability and the sum of the Aggregate Revolver Outstandings plus all payables more than 30 days past due that equals or exceeds 10% of the Maximum Revolver Amount; and (o) investments consisting of money market accounts with the Agent, a Lender or another financial institution reasonably acceptable to the Agent, provided such money market accounts are subject to a first-priority perfected Lien in favor of the Agent; provided, that in each case an investment of any type described in clauses (d) through (o) shall not be a made if a Default or Event of Default has occurred and is continuing or would result therefrom.

          "Revolving Loans" has the meaning specified in Section 2.2 and includes each Agent Advance and Bank of America Loan.

          "Scheduled Principal Payments" means all principal payments in respect of Funded Debt (other than under this Agreement) scheduled to be made or actually made pursuant to the terms thereof during the applicable period; which shall include, in the case of reducing revolving commitments, the difference between the revolving commitment amount on the first day of such period and the revolving commitment amount at the end of such period, but shall not include revolving loan repayments.

          "Seasonal Overadvance" means one or more Loans made during the Seasonal Overadvance Period pursuant to the Borrower's request for such Loan as a Seasonal Overadvance, and which shall be repaid on or prior to the last day of the Seasonal Overadvance Period, to finance seasonal working capital needs for the Seasonal Overadvance Period, which Loan shall not, at any time, exceed the lesser of (a) the sum of (i) ten percent (10%) of the value of the Net Amount of Eligible Accounts (exclusive of any Eligible Unbilled Account Receivables); (ii) ten percent (10%) of the value of the first-quality finished goods Eligible Inventory; (iii) ten percent (10%) of Eligible Raw Material Inventory; and (iv) (without duplication) ten percent (10%) of the value of Eligible Inventory covered by documentary letters of credit, or (b) $5,000,000.

          "Seasonal Overadvance Period" means a sixty (60) consecutive calendar day period selected by the Borrower in its Notice of Borrowing for the Seasonal Overadvance between March 15th and June 15, and not before March 15 or after June 15, of any calendar year.

          "Senior Notes" means the $115,000,000 of 10 1/2% Senior Notes due 2007 issued pursuant to the Indenture by and between the Borrower and Marine Midland Bank, dated June 19, 1997 (the "Indenture").

          "Settlement" and "Settlement Date" have the meanings specified in
Section 2.2(j)(i).

          "Solvent" means when used with respect to any Person that at the time of determination:

          (i) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

          (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

          (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

          (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Stated Termination Date" means December 31, 2003.

          "Subordinated Debt" means those certain convertible subordinated notes issued by the Parent Guarantor, in the aggregate amount of $7,500,000, and maturing on November 1, 2004.

          "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Parent Guarantor.

          "Swap Transactions" means Hedging Agreements providing for any interest rate swap transaction, forward rate transaction, treasury lock transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, or any combination of any of the foregoing.

          "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

          "Termination Date" means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Total Facility is terminated either by the Borrower pursuant to Section 4.2 or by the Agent or the Majority Lenders pursuant to Section 11.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever (provided, that this clause (iii) shall not be construed as giving any party hereto any right hereunder to terminate this Agreement).

          "Total Facility" has the meaning specified in Section 2.1.

          "Trademark" means any and all trademarks, trade names, trade styles, service marks, corporate names, company names, business names, fictitious business names, logos, emblems, designs, prints and labels, all elements of package, trade styles or trade dress of goods and services, and all general intangibles of like nature, together with the goodwill of each Grantor's business connected with the use thereof and symbolized thereby, and all applications, registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States, or in any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, including, but not limited to, those described in Schedule 8.13 (as from time to time amended, modified or supplemented in accordance with the terms hereof) attached hereto and made a part hereof, together with all extensions, renewals and corrections thereof, and all licenses thereof or pertaining thereto, including, without limitation, the License Agreements with respect thereto, and all claims for infringement or dilution thereto or injury to goodwill of the business connected.

          "UCC" means the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required by
Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

          "Umbro" has the meaning specified in Section 9.28.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "Unused Letter of Credit Subfacility" means an amount equal to $10,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

          "Unused Line Fee" has the meaning specified in Section 3.5.

     1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

     1.3 Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; provided, that any representation or warranty by any Loan Party made herein or in any other Loan Document (or certificate given hereunder or thereunder) with respect to compliance with any statute or regulation shall be limited to the statutes and regulations in effect on the date of such representation and/or warranty; and, provided, further, that the immediately preceding proviso shall not limit any Loan Party's covenants contained in this Agreement or any other Loan Document to comply with statutes and regulations.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in their preparation.

                                   ARTICLE 2

                          LOANS AND LETTERS OF CREDIT

     2.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lenders severally agree to make available a total credit facility of up to $48,000,000 (as such amount is, if at all, reduced pursuant to Section 4.2, the "Total Facility") for the Borrower's use from time to time during the term of this Agreement. The Total Facility shall be comprised of a revolving line of credit consisting of revolving loans and letters of credit up to the Maximum Revolver Amount, as described in Sections 2.2 and 2.4.

     2.2 Revolving Loans. (a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 10, each Lender severally agrees, upon the Borrower's request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the "Revolving Loans") to the Borrower, in amounts not to exceed (except for Bank of America with respect to Bank of America Loans or Agent Advances) such Lender's Pro Rata Share of the Borrower's Availability. The Lenders, however, in their discretion, may elect to make Revolving Loans or participate (as provided for in Section 2.4(f)) in the credit support or enhancement provided through the Agent to the issuers of Letters of Credit in excess of the Availability on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Maximum Revolver Amount or the Availability or to be obligated to exceed such limits on any other occasion.
If the Aggregate Revolver Outstandings exceed the Availability (with the Availability for this purpose calculated as if the Aggregate Revolver Outstandings were zero), the Lenders may refuse to make or otherwise restrict the making of Revolving Loans as the Lenders determine until such excess has been eliminated, subject to the Agent's authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 2.2(i).

          (b) Procedure for Borrowing. (1) Each Borrowing shall be made upon the Borrower's irrevocable written notice delivered to the Agent in the form of a notice of borrowing ("Notice of Borrowing") together with a Borrowing Base Certificate reflecting sufficient Availability (which must be received by the Agent prior to 12:00 p.m. (New York City time) (i) three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Rate Loans and (ii) no later than 12:00 p.m. (New York City time) on the requested Funding Date, in the case of Base Rate Loans, specifying:

                    (A)  the amount of the Borrowing;

                    (B)  the requested Funding Date, which shall be a Business
Day;

                    (C) whether the Revolving Loans requested are to be Base Rate Loans or LIBOR Rate Loans; and

                    (D) the duration of the Interest Period if the requested Revolving Loans are to be LIBOR Rate Loans. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Rate Loans, such Interest Period shall be one month;

provided, however, that with respect to the Borrowing to be made on the Closing Date, such Borrowings will consist of Base Rate Loans only.

               (2) With respect to any request for Base Rate Loans, in lieu of delivering the above-described Notice of Borrowing the Borrower may give the Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice but the Agent shall be entitled to rely on the telephonic notice in making such Revolving Loans.

          (c) Reliance upon Authority. On or prior to the Closing Date and thereafter prior to any change with respect to any of the information contained in the following clauses (i) and (ii), the Borrower shall deliver to the Agent a writing setting forth

(i) the account of the Borrower to which the Agent is authorized to transfer the proceeds of the Revolving Loans requested pursuant to this Section 2.2, and
(ii) the names of the persons authorized to request Revolving Loans on behalf of the Borrower, and shall provide the Agent with a specimen signature of each such person. The Agent shall be entitled to rely conclusively on such person's authority to request Revolving Loans on behalf of the Borrower, the proceeds of which are to be transferred to any of the accounts specified by the Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice from the Borrower to the contrary. The Agent shall have no duty to verify the identity of any individual representing him or herself as one of the officers authorized by the Borrower to make such requests on its behalf.

          (d) No Liability. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Sections 2.2(b) and (c), which notice the Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request Revolving Loans on its behalf or for otherwise acting in good faith under this Section 2.2, and the crediting of Revolving Loans to the Borrower's deposit account, or transmittal to such Person as the Borrower shall direct, shall conclusively establish the obligation of the Borrower to repay such Revolving Loans as provided herein.

          (e) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.2(b) shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.

          (f) Agent's Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to Section 2.2(b), the Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(g) apply to such requested Borrowing, or (ii) to request Bank of America to make a Bank of America Loan pursuant to the terms of Section 2.2(h) in the amount of the requested Borrowing; provided, however, that if Bank of America declines in its sole discretion to make a Bank of America Loan pursuant to
Section 2.2(h), the Agent shall elect to have the terms of Section 2.2(g) apply to such requested Borrowing.

          (g) Making of Revolving Loans. (i) In the event that the Agent shall elect to have the terms of this Section 2.2(g) apply to a requested Borrowing as described in Section 2.2(f), then promptly after receipt of a Notice of Borrowing or telephonic notice pursuant to Section 2.2(b), the Agent shall notify the Lenders by telecopy, telephone or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 1:30 p.m. (New York City time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such Revolving Loans, upon satisfaction of the applicable conditions precedent set forth in Article 10, the Agent shall make the proceeds of such

Revolving Loans available to the Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Revolving Loans received by the Agent to the account of the Borrower, designated in writing by the Borrower and acceptable to the Agent; provided, however, that the amount of Revolving Loans so made on any date shall in no event exceed the Availability on such date.

               (ii) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Lender's Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the payment date for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Loans comprising such Borrowing. The failure of any Lender to make any Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a "Defaulting Lender") shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Funding Date.

               (iii) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so re-lent to the Borrower shall bear interest at the rate applicable to Base Rate Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan

Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (-0-). Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (1) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (2) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

          (h) Making of Bank of America Loans. (i) In the event the Agent shall elect, with the consent of Bank of America, to have the terms of this
Section 2.2(h) apply to a requested Borrowing as described in Section 2.2(f), Bank of America shall make a Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by Bank of America pursuant to this Section 2.2(h) being referred to as a "Bank of America Loan" and such Revolving Loans being referred to collectively as "Bank of America Loans") available to the Borrower on the Funding Date applicable thereto by transferring same day funds to an account of the Borrower, designated in writing by the Borrower and acceptable to the Agent. Each Bank of America Loan is a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to Bank of America solely for its own account (and for the account of the holder of any participation interest with respect to such Revolving Loan). The Agent shall not request Bank of America to make any Bank of America Loan if (i) the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that one or more of the applicable conditions precedent set forth in
Article 10 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Bank of America shall not otherwise be required to determine whether the applicable conditions precedent set forth in
Article 10 have been satisfied or the requested Borrowing would exceed the Availability on the Funding Date applicable thereto prior to making, in its sole discretion, any Bank of America Loan.

               (ii) The Bank of America Loans shall be secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to the Revolving Loans from time to time.

          (i) Agent Advances. (i) Subject to the limitations set forth in the provisos contained in this Section 2.2(i), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent's sole discretion, (1) after the occurrence of a Default or an Event of Default, or
(2) at any time that any of the other applicable conditions precedent set forth in Article 10 have not been satisfied, to make Revolving Loans to the Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or
(C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 15.7 (any of the advances described in this Section 2.2(i) being hereinafter referred to as "Agent Advances"); provided, that the Required Lenders may at any time revoke the Agent's authorization contained in this
Section 2.2(i) to make Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Agent's receipt thereof; provided, further, that an Agent Advance which results in Aggregate Revolver Outstandings to be in excess of the Borrower's Availability shall not by itself alone cause an Event of Default hereunder; and provided, further, that an Agent Advance for an amount not paid by the Borrower when due shall not be considered to have cured any such failure to pay when due.

               (ii) The Agent Advances shall be secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to the Revolving Loans from time to time. The Agent shall notify each Lender in writing of each such Agent Advance.

          (j) Settlement. It is agreed that each Lender's funded portion of the Revolving Loan is intended by the Lenders to be equal at all times to such Lender's Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Agent, Bank of America, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Bank of America Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

               (i) The Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) on behalf of Bank of America, with respect to each outstanding Bank of America Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (New York City time) on the date of such requested Settlement (the "Settlement Date"). Each Lender (other than Bank of America, in the case of Bank of America Loans) shall make the amount of such Lender's Pro Rata Share of the outstanding principal amount of the Bank of America Loans and Agent Advances with respect to which Settlement is requested available to the Agent, for itself or for the account of Bank of America, in same day funds, to such account of the Agent as the Agent may designate, not later than 1:30 p.m. (New York

City time), on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Article 10 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Bank of America Loan or Agent Advance and, together with the portion of such Bank of America Loan or Agent Advance representing Bank of America's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans.

               (ii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Bank of America Loan or Agent Advance), each other Lender shall irrevocably and unconditionally purchase and receive from Bank of America or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Bank of America Loan or Agent Advance to the extent of such Lender's Pro Rata Share thereof by paying to the Agent, in same day funds, an amount equal to such Lender's Pro Rata Share of such Bank of America Loan or Agent Advance. If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Loans.

               (iii) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Bank of America Loan or Agent Advance pursuant to subsection (ii) above, the Agent shall promptly distribute to such Lender at such address as such Lender may request in writing, such Lender's Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Bank of America Loan or Agent Advance.

               (iv) Between Settlement Dates, the Agent, to the extent no Agent Advances or Bank of America Loans are outstanding, may pay over to Bank of America any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Bank of America's other outstanding Revolving Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to Bank of America's other outstanding Revolving Loans other than to Bank of America Loans or Agent Advances, as provided for in the previous sentence, Bank of America shall pay to the Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Bank of America with respect to Bank of America Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Bank of America Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by Bank of America, the Agent and the other Lenders.

          (k) Notation. The Agent shall record on its books the principal amount of the Revolving Loans owing to each Lender, including the Bank of America Loans owing to Bank of America, and the Agent Advances owing to the Agent, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Revolving Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

          (l) Lenders' Failure to Perform. All Loans (other than Bank of America Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, (b) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder, and (c) the obligations of each Lender hereunder shall be several, not joint and several.

     2.3  [INTENTIONALLY OMITTED]

     2.4  Letters of Credit.

          (a) Agreement to Cause Issuance. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Agent agrees (i) to issue or cause to be issued by Bank of America or any of its Affiliates or another financial institution that has its principal place of business in the United States and combined capital and surplus of at least $400,000,000 for the account of the Borrower one or more documentary and standby letters of credit (" Letters of Credit") and (ii) to provide credit support or other enhancement to banks acceptable to Agent, which issue Letters of Credit for the account of the Borrower (any such credit support or enhancement being herein referred to as a "Credit Support") in accordance with this Section 2.4 from time to time during the term of this Agreement.

          (b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to take steps to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (1) the maximum undrawn amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (2) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof exceed the Availability of the Borrower at such time; or (3) such Letter of Credit has an expiration date later than ten (10) days prior to the Stated Termination Date or more than twelve (12) months from the date of issuance in the case of a stand-by Letter of Credit (or 180 days in the case of a documentary Letter of Credit); provided, however, that standby Letters of Credit shall, upon Borrower's request, have "evergreen" clauses providing for automatic annual renewals unless terminated by the Agent and/or the issuer thereof by written notice to the beneficiary thereof thirty (30) days prior to the annual renewal date.

          (c) Other Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 10, the obligation of the Agent to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

               (1) The Borrower shall have delivered to the proposed issuer of such Letter of Credit, at such times and in such manner as such proposed issuer may prescribe, an application in form and substance satisfactory to such proposed issuer and the Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Agent and such proposed issuer; and

               (2) As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

          (d)  Issuance of Letters of Credit.

               (1) Request for Issuance. The Borrower shall give the Agent three (3) Business Days' prior written notice of the Borrower's request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower shall attach to such notice the proposed form of the Letter of Credit.

               (2) Responsibilities of the Agent; Issuance. The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Letter of Credit set forth in the notice from the Borrower pursuant to Section 2.4(d)(1), (i) the amount of the applicable Unused Letter of Credit Subfacility and (ii) the Availability as of such date. If (i) the undrawn amount of the requested Letter of Credit is not greater than the applicable Unused Letter of Credit Subfacility and (ii) the issuance of such requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof would not exceed the Availability of the Borrower, the Agent shall issue or cause such issuer to issue the requested Letter of Credit on such requested effective date of issuance.

               (3) Notice of Issuance. On each Settlement Date the Agent shall give notice to each Lender of the issuance of all Letters of Credit issued since the last Settlement Date.

               (4) No Extensions or Amendment. The Agent shall not be obligated to cause any Letter of Credit to be extended or amended unless the requirements of this Section 2.4(d) are met as though a new Letter of Credit were being requested and issued. With respect to any Letter of Credit which contains any "evergreen" or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent, not less than 30 days prior to the last date on which the applicable issuer can in accordance with the terms of the applicable Letter of Credit decline to extend or renew such Letter of Credit, written notice that it declines to consent to any such extension or renewal, provided, that if all of the requirements of this Section 2.4 are met and no Default or Event of Default exists, no Lender shall decline to consent to any such extension or renewal.

          (e)  Payments Pursuant to Letters of Credit.

               (1) Payment of Letter of Credit Obligations. The Borrower agrees to reimburse the issuer for any draw under any Letter of Credit and the Agent for the account of the Lenders upon any payment pursuant to any Credit Support immediately upon demand, and to pay the issuer of the Letter of Credit the amount of all other obligations and other amounts payable to such issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against such issuer or any other Person (it being understood and agreed that no such payment shall be deemed a waiver of any claim the Borrower may have against the Agent or the Lenders for a breach of its obligations under this Agreement and/or any issuer for the breach of its obligations under a Letter of Credit).

               (2) Revolving Loans to Satisfy Reimbursement Obligations. In the event that the issuer of any Letter of Credit honors a draw under such Letter of Credit or the Agent shall have made any payment pursuant to any Credit Support and the Borrower shall not have repaid such amount to the issuer of such Letter of Credit or the Agent, as applicable, pursuant to
Section 2.4(e)(1), the Agent shall, upon receiving notice of such failure, notify each Lender of such failure, and each Lender shall unconditionally pay to the Agent, for the account of such issuer or the Agent, as applicable, as and when provided hereinbelow, an amount equal to such Lender's Pro Rata Share of the amount of such payment in Dollars and in same day funds. If the Agent so notifies the Lenders prior to 11:00 a.m. (New York City time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the immediately preceding sentence, on such Business Day. Such amounts paid by the Lenders to the Agent shall constitute Revolving Loans which shall be deemed to have been requested by the Borrower pursuant to
Section 2.2 as set forth in Section 4.7.

          (f)  Participations.

               (1) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 2.4(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the Letter of Credit or the Credit Support provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit or the amount of such Credit Support (including, without limitation, all obligations of the Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

               (2) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from the Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Agent has previously received for the account of the issuer thereof payment from a Lender pursuant to Section 2.4(e)(2), the Agent shall promptly pay to such Lender such Lender's Pro Rata Share of such payment from the Borrower in Dollars. Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 1:30 p.m. (New York City time) on such Business Day and otherwise on the next succeeding Business Day.

               (3) Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

               (4) Obligations Irrevocable. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any Credit Support provided through the Agent with respect to a Letter of Credit, and the obligations of the Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever , including, without limitation, any of the following circumstances:

                    (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                    (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Person and the beneficiary named in any Letter of Credit) (provided that no such payment shall be deemed a waiver of any claim the Borrower may have);

                    (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                    (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

                    (v)  the occurrence of any Default or Event of Default.

          (g) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower received by the Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit (or any guaranty by the Borrower or reimbursement obligation of the Borrower relating thereto) and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

          (h)  Compensation for Letters of Credit.

               (1) Letter of Credit Fee. The Borrower agrees to pay to the Agent with respect to each Letter of Credit, for the account of the Lenders, the Letter of Credit Fee specified in, and in accordance with the terms of,
Section 3.6.

               (2) Issuer Fees and Charges. The Borrower shall pay to the issuer of any Letter of Credit, or to the Agent, for the account of the issuer of any such Letter of Credit, solely for such issuer's account, such fees and other charges as are charged by such issuer for letters of credit issued by it, including, without limitation, its standard fees for issuing, administering, amending, renewing, paying and canceling letters of credit and all other fees associated with issuing or servicing letters of credit, as and when assessed.

          (i)  Indemnification; Exoneration; Power of Attorney

               (1) Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.4, the Borrower hereby agrees to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any Lender or the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any credit support or enhancement in connection therewith, except to the extent resulting directly from the gross negligence or willful misconduct of the Agent or such Lender. The agreement in this Section 2.4(i)(1) shall survive payment of all Obligations.

               (2) Assumption of Risk by the Borrower. As among the Borrower, the Lenders, and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders and the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this
Section 2.4(i).

               (3) Exoneration. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or any Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

               (4) Power of Attorney. In connection with all Inventory financed by Letters of Credit, the Borrower hereby appoints the Agent, or the Agent's designee, as its attorney, with full power and authority: (a) to sign and/or endorse the Borrower's name upon any warehouse or other receipts; (b) to sign the Borrower's name on bills of lading and other negotiable and non-negotiable documents; (c) to clear Inventory through customs in the Agent's or the Borrower's name, and to sign and deliver to customs officials powers of attorney in the Borrower's name for such purpose; (d) to complete in the Borrower's or the Agent's name, any order, sale, or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; and (e) to do such other acts and things as are necessary in order to enable the Agent to obtain possession of the Inventory and to obtain payment of the Obligations. Neither the Agent nor its designee, as the Borrower's attorney, will be liable for any acts or omissions, nor for any error of judgment or mistakes of fact or law, except to the extent directly resulting from the Agent's (or the Agent's designee's) gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until all Obligations have been paid and satisfied.

               (5) Account Party. The Borrower hereby authorizes and directs any issuer of a Letter of Credit to name the Borrower as the "Account Party" therein and to deliver to the Agent all instruments, documents and other writings and property received by the issuer pursuant to the Letter of Credit, and to accept and rely upon the Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

               (6) Control of Inventory. In connection with all Inventory financed by Letters of Credit, the Borrower will, at the Agent's request, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver them to the Agent and/or subject to the Agent's order, and if they shall come into the Borrower's possession, to deliver them, upon request, to the Agent in their original form. The Borrower shall also, at the Agent's request, designate the Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

          (j) Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of Section 2.4(b) and Section 12.1 any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall deposit with the Agent, for the ratable benefit of the Agent and the Lenders, with respect to each Letter of Credit then outstanding, as the Majority Lenders, in their discretion shall specify, either
(A) a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Agent, issued by an issuer reasonably satisfactory to the Agent in an amount equal to the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent and the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto and any fees and expenses associated with such Letter of Credit, or (B) cash in amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent or the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the ratable benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding, and shall be returned by the Agent upon the Borrower's request, to the extent not utilized, at the end of the 91-day period following the expiration of such Letter of Credit and the payment of all fees and expenses associated with such Letter of Credit.

                                   ARTICLE 3

                               INTEREST AND FEES

     3.1  Interest.

          (a) Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or, in the case of LIBOR Rate Loans, the LIBOR Rate and Sections 3.1(a)(i) or (ii), as applicable, but not to exceed the Maximum Rate described in Section 3.3. Subject to the provisions of Section 3.2, any of the Loans may be converted into, or continued as, Base Rate Loans or LIBOR Rate Loans in the manner provided in Section 3.2. If at any time Loans are outstanding with respect to which notice has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those Loans shall be Base Rate Loans and shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

               (i) For all Base Rate Loans and other Obligations (other than LIBOR Rate Loans) at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and

               (ii) For all LIBOR Rate Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate described in clause (i) above as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the
basis of a 365-day year).   Interest accrued on (i) all Base Rate Loans will be
payable in arrears on the first day of each month hereafter and (ii) all LIBOR Rate Loans will be payable in arrears on the applicable LIBOR Interest Payment Date.

          (b) Default Rate. If any Event of Default occurs and is continuing and the Majority Lenders in their discretion so elect, then, while any such Event of Default is outstanding, all of the Obligations shall bear interest at the Default Rate applicable thereto.

     3.2  Conversion and Continuation Elections.

          (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with Section 3.2(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans to convert any such Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof) into LIBOR Rate Loans; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, LIBOR Rate Loans, as the case may be, shall terminate.

          (b) The Borrower shall deliver a notice of conversion/continuation ("Notice of Conversion/Continuation") to be received by the Agent not later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Rate Loans and specifying:

               (i)  the proposed Conversion/Continuation Date;

               (ii) the aggregate amount of Loans to be converted or renewed;

               (iii) the type of Loans resulting from the proposed conversion or continuation; and

               (iv) the duration of the requested Interest Period; provided however, that the Borrower may not select an Interest Period that extends beyond the Stated Termination Date.

          (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to LIBOR Rate Loans or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

          (e) During the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

          (f) After giving effect to any conversion or continuation of Loans, there may not be more than five (5) different Interest Periods in effect.

     3.3 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for loans of the type provided for hereunder (the "Maximum Rate"). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrower such excess.

     3.4 Closing Fee. The Borrower agrees to pay the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Share on the Closing Date a closing fee (the "Closing Fee") in the amount set forth in the Fee Letter, which Closing Fee shall be non-refundable and fully earned by the Lenders on the Closing Date. The Agent, the Lenders and the Borrower agree that the Closing Fee shall be financed by the Lenders as a Revolving Loan.

     3.5 Unused Line Fee. Until the Obligations have been paid in full and the Agreement terminated, the Borrower agrees to pay, on the first day of each month and on the Termination Date, to the Agent, for the ratable account of the Lenders, an unused line fee equal to three-eighths of one percent (0.375%) per annum on the average daily amount by which the lesser of $40,000,000 or the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the undrawn face amount of all outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated on the Termination Date. The unused line fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments received by the Agent on account of Accounts or as proceeds of other Collateral shall be deemed to be credited to the Borrower's Loan Account immediately upon receipt for purposes of calculating the unused line fee pursuant to this Section 3.5.

     3.6 Letter of Credit Fee. The Borrower agrees to pay to the Agent, for the ratable account of the Lenders, for each Letter of Credit, a percent per annum fee (the "Letter of Credit Fee") equal to the Applicable Margin identified in the definition of such term as the Letter of Credit Fee of the undrawn face amount of each Letter of Credit issued for the Borrower's account at the Borrower's request, plus all out-of-pocket costs, fees and expenses incurred by the Agent in connection with the application for, issuance of, or amendment to any Letter of Credit, which costs, fees and expenses could include a "fronting fee" required to be paid by the Agent to such issuer for the assumption of the settlement risk in connection with the issuance of such Letter of Credit; The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit was issued and/or in which a Letter of Credit remains outstanding. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

     3.7 Agent's Fee. The Borrower agrees to pay to the Agent for its own account a monthly administration fee (the "Agent's Fee") on the Closing Date and on the first day of each month thereafter in the amount set forth in the Fee Letter, which fee shall be payable in advance, non-refundable and fully earned on each such payment date.

     3.8 Seasonal Overadvance Fee. The Borrower agrees to pay to the Agent, for the ratable account of the Lenders on the date of the first Seasonal Overadvance of any Seasonal Overadvance Period a fee of $15,000, which fee shall be non-refundable and fully earned on each such payment date.

                                   ARTICLE 4

                            PAYMENTS AND PREPAYMENTS

     4.1 Revolving Loans. The Borrower shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date; provided, however, that the Borrower shall repay the outstanding principal balance of any Seasonal Overadvance, plus all accrued but unpaid interest thereon, on the last day of the Seasonal Overadvance Period applicable to such Seasonal Overadvance. The Borrower may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement; provided, however, that with respect to any LIBOR Rate Loans prepaid by the Borrower prior to the expiration date of the Interest Period applicable thereto, the Borrower promises to pay to the Agent for account of the Lenders the amounts described in Section 5.4. In addition, and without limiting the generality of the foregoing, upon demand the Borrower promises to pay to the Agent, for account of the Lenders, the amount, without duplication, by which the Aggregate Revolver Outstanding exceeds the Availability (with Availability for this purpose calculated as if the Aggregate Revolver Outstandings were zero).

     4.2 Termination or Reduction of Facility. (a) The Borrower may terminate this Agreement upon at least thirty (30) days' prior notice to the Agent and the Lenders, upon (i) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation of all outstanding Letters of Credit (or payment of sufficient cash or delivery of a supporting letter of credit in accordance with Section 2.4(j) if any such Letter of Credit cannot be canceled), (ii) the payment of the early termination fee set forth in the next sentence, (iii) the payment in full in cash of all other Obligations together with accrued interest thereon, and (iv) with respect to any LIBOR Rate Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 5.4. If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to
Section 11.2, the Borrower shall pay to the Agent, for the account of the Lenders, an early termination fee determined in accordance with the following table:

                   Period during which
                    early termination              Early Termination
                         occurs                           Fee
                   ------------------          -------------------------

                  On or prior to the         o n e-half  of  one  percent
                  first Anniversary          (0.50%)  of  the  Loans  and
                  Date                       L e t t e rs    of    Credit
                                             outstanding  during  the 180
                                             days  (or  lesser  period if
                                             w i thin  180  days  of  the
                                             Closing  Date)  prior to the
                                             date of termination.

                  After the first            one-quarter  of  one percent
                  Anniversary Date but       (0.25%) of the average Loans
                  on  or prior to the        and   Letters   of   Credit
                  third Anniversary          outstanding  during  the 180
                  Date                       days  prior  to  the date of
                                             termination.


          (b) The Borrower may from time to time permanently reduce the amount of the Total Facility upon thirty (30) days prior notice to the Agent and the Lenders by an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000; provided that (i) the Borrower pays an early reduction fee in an amount equal to the fee provided for in paragraph (a) above multiplied by a fraction the numerator of which is the amount of the reduction and the denominator of which is $48,000,000, (ii) the amount of the Total Facility after giving effect to the reduction is not less than $30,000,000, (iii) Aggregate Revolver Outstandings shall not exceed the Total Facility amount after giving effect to such reduction, and (iv) all Unused Line Fee on the amount of the reduction and all other Obligations then due and payable shall have been paid in full.

          (c) Except as expressly provided in this Section 4.2, the Borrower may not reduce the Total Facility or terminate this Agreement.

     4.3  [INTENTIONALLY OMITTED]

     4.4  [INTENTIONALLY OMITTED]

     4.5  [INTENTIONALLY OMITTED]

     4.6 Payments by the Borrower. (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders at the Agent's address set forth in
Section 15.8, and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Any payment received by the Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

     4.7 Payments as Revolving Loans. All payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including all reimbursement for expenses pursuant to Section 15.7, may, at the option of the Agent, in its sole discretion, subject only to the terms of this Section 4.7, be paid from the proceeds of Revolving Loans made hereunder, whether made following a request by the Borrower pursuant to Section 2.2 or a deemed request as provided in this
Section 4.7. The Borrower hereby irrevocably authorizes the Agent to charge the Loan Account for the purpose of paying principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including reimbursing expenses pursuant to Section 15.7, and agrees that all such amounts charged shall constitute Revolving Loans (including Bank of America Loans and Agent

Advances) and that all such Revolving Loans so made shall be deemed to have been requested by Borrower pursuant to Section 2.2.

     4.8 Apportionment, Application and Reversal of Payments. Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement: first, to pay any fees, indemnities or expense reimbursements then due to the Agent from the Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, to pay interest due in respect of all Revolving Loans, including Bank of America Loans and Agent Advances; fourth, to pay or prepay principal of the Bank of America Loans and Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than Bank of America Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; and sixth, to the payment of any other Obligation due to the Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is outstanding, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided for in Section 2.2(j). The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

     4.9 Indemnity for Returned Payments. If, after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person, because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender, and the Borrower shall be liable to pay to the Agent, and hereby does indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 4.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent's and the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.9 shall survive the termination of this Agreement.

     4.10 Agent's and Lenders' Books and Records; Monthly Statements. The Borrower agrees that the Agent's and each Lender's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 4.8 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within sixty (60) days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

                                   ARTICLE 5

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     5.1 Taxes. (a) Any and all payments by the Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes (except Taxes that a Borrower is required by law to withhold). In addition, the Borrower shall pay all Other Taxes.

          (b) The Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor and provides evidence in reasonable detail of the payment of, or the obligation to make payment of, such Taxes, Other Taxes or other liability arising therefrom or with respect thereto.

          (c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii) the Borrower shall make such deductions and withholdings;

               (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

          (d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.

          (e) If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

     5.2 Illegality. (a) If any Lender determines that, in each case occurring after the Closing Date, the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans, then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of that Lender to make LIBOR Rate Loans shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

          (b) If a Lender determines that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section










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

5.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loan. If the Borrower is required to so prepay any LIBOR Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

     5.3  Increased Costs and Reduction of Return.  (a)   If any Lender
determines that, due to either (i) the introduction of or any change in the interpretation of any law or regulation occurring after the Closing Date or
(ii) the compliance after the Closing Date by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

          (b) If any Lender shall have determined that, in each case occurring after the Closing Date, (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender or any corporation or other entity controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation or other entity controlling the Lender and (taking into consideration such Lender's or such corporation's or other entity's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations (including to participate in Letters of Credit) under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

     5.4 Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

          (a) the failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Rate Loan;

          (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;









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

          (c) the prepayment or other payment (including after acceleration thereof) of an LIBOR Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

     5.5 Inability to Determine Rates. If the Agent reasonably determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain (I) LIBOR Rate Loans hereunder (if the Agent is unable to determine LIBOR Rate for all of the Interest Periods permitted hereunder) or
(II) a certain LIBOR Rate Loan (if the Agent is unable to determine LIBOR Rate for a specific Interest Rate Period, but can determine it for other Interest Rate Periods permitted hereunder) shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the applicable Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

     5.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article 5 shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

     5.7  Survival.  The agreements and obligations of the Borrower in this
Article 5 shall survive the payment of all other Obligations and the termination of this Agreement.

                                   ARTICLE 6

                                   COLLATERAL

     6.1 Grant of Security Interest. (a) As security for all present and future Obligations, each Loan Party hereby grants to the Agent, for the ratable benefit of the Agent and the Lenders, a continuing security interest in, lien on, assignment of and right of set-off against, all of the following property of such Loan Party, whether now owned or existing or hereafter acquired or arising, regardless of where located:










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

               (i)  all Accounts;

               (ii) all Inventory;

               (iii) all contract rights, letters of credit, Assigned Contracts (excluding all license agreements in which a Loan Party is a licensee, except there shall be included in the security interest granted hereunder (i) license agreements that do not expressly prohibit the granting of a security interest therein and/or assignment for security thereof by such Loan Party, (ii) the Material License Agreement with Umbro, and (iii) automatically upon obtaining the consent of the licensor referred to in or if otherwise permitted as described in Section 6.2(e) of this Agreement, all rights and interests under other Material License Agreements (that is other than with Umbro and other than those that do not expressly prohibit the granting of a security interest therein or assignment for security thereof by such Loan Party), chattel paper, instruments, notes, documents and documents of title with respect to or arising out of or resulting from any Accounts, Inventory or Equipment;

               (iv) all Equipment (other than Equipment subject to a Lien described in clause (j) of the definition of Permitted Liens the terms of which expressly prohibit the granting of this Lien thereon);

               (v) all money, Investment Property, securities accounts, securities and other property of any kind of such Loan Party in the possession or under the control of the Agent or any Lender, any assignee of or participant in the Obligations, or a bailee of any such party or such party's affiliates, or any other financial institution;

               (vi) all of such Loan Party's deposit accounts, credits, and balances with and other claims against the Agent or any Lender or any of its affiliates or any other financial institution with which such Loan Party maintains deposits;

               (vii) all books, records and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software and other property, and General Intangibles at any time evidencing or relating to any of the foregoing; and

               (viii) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies (including insurance proceeds payable on account of business interruption), claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.











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

All of the foregoing, together with the Real Estate covered by the Mortgage(s), all other "Collateral" as defined in any other Loan Document and all other property of any Loan Party in which the Agent or any Lender may at any time be granted a Lien, is herein collectively referred to as the "Collateral."

          (b) As security for all Obligations, each applicable Loan Party shall simultaneously herewith execute and deliver, or cause to be executed and delivered, to the Agent the Mortgage(s), the Material License Agreement Assignments and the Pledge Agreement to grant to the Agent, for the ratable benefit of the Agent and the Lenders, a continuing mortgage lien on the Real Estate and Premises owned by a Loan Party and a security interest in all "Collateral" as defined in any such document.

          (c) All of the Obligations shall be secured by all of the Collateral.

          (d) Upon the termination, expiration or defeasance of and, with the consent of the requisite percentage of the holders of the Senior Notes, which consent the Parent Guarantor shall use reasonable efforts to obtain unless the Parent Guarantor has a reasonable basis for concluding that a request for consent to the granting of such security interest would materially prejudice its ability to obtain such amendment, modification or change, upon any material amendment, modification or change to the Indenture, each of the Loan Parties shall (i) grant to the Agent, for the ratable benefit of the Agent and the Lenders, a continuing security interest in, lien on, assignment of and right of set-off against, all General Intangibles and Intellectual Property of such Loan Party, whether now owned or existing or hereafter acquired or arising, regardless of where located and (ii) execute and deliver a security agreement and applicable assignments with respect thereto in forms acceptable to the Agent and the Majority Lenders.

     6.2 Perfection and Protection of Security Interest. (a) Each Loan Party shall, at its expense, perform all steps requested by the Agent at any time to perfect, maintain, protect, and enforce the Agent's Liens, including, without limitation: (i) executing, delivering and/or filing and recording of the Mortgage(s) and executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Agent;
(ii) delivering to the Agent the originals of all instruments, documents, certificates, and chattel paper, and all other Collateral of which the Agent determines it should have physical possession in order to perfect and protect the Agent's security interest therein, duly pledged, endorsed or assigned to the Agent or in blank without restriction; (iii) after a Default or Event of Default, delivering to the Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the collateral for which certificates of title have been issued; (iv) when an Event of Default exists, transferring Inventory to warehouses designated by the Agent; (v) placing notations on such Loan Party's books of account to disclose the Agent's security interest; (vi) delivering to the Agent all letters of credit on which such Loan Party is named beneficiary; and (vii) taking such other steps as are deemed necessary or desirable by the Agent to maintain and protect the Agent's Liens. To the extent permitted by applicable law, the Agent may file, without any Loan Party's signature, one or more financing statements disclosing the Agent's Liens. Each Loan Party agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

          (b) If any Collateral having a book value (determined on a FIFO basis if applicable) of $100,000 or more is at any time located at, or in the possession or control of any warehouseman, bailee or any of a Loan Party's agents, vendors or processors, then such Loan Party shall notify the Agent thereof and shall, at the request of Agent, notify such Person of the Agent's security interest in such Collateral , obtain a lien waiver from such Person in form and substance reasonably acceptable to the Agent and instruct such Person to hold all such Collateral for the Agent's account subject to the Agent's instructions (which instructions the Agent will not give unless an Event of Default has occurred and is continuing). If at any time any Collateral having a book value (determined on a FIFO basis if applicable) of $100,000 or more is located on any operating facility of a Loan Party which is not owned by such Loan Party, then such Loan Party shall, at the request of the Agent, obtain written waivers, in form and substance satisfactory to the Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral.

          (c) From time to time, each Loan Party shall, upon the Agent's request, execute and deliver confirmatory written instruments pledging to the Agent, for the ratable benefit of the Agent and the Lenders, the Collateral with respect to such Loan Party, but such Loan Party's failure to do so shall not affect or limit any security interest or any other rights of the Agent or any Lender in and to the Collateral with respect to such Loan Party. So long as this Agreement is in effect and until all Obligations have been fully satisfied, the Agent's Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability or as the basis for any advance, loan, extension of credit, or other financial accommodation).

          (d) Without limiting Section 9.21, if Fox Athletic LLC becomes a Subsidiary of the Parent Guarantor or if the Lenders permit the creation or acquisition of any new Subsidiary, at the time any Person becomes a Subsidiary of the Parent Guarantor, the Parent Guarantor shall so notify the Agent and promptly thereafter (but in any event within 30 days after the date thereof) shall (i) cause such Person to become a party to this Agreement in a manner acceptable to the Agent, (ii) cause all of the Capital Stock of such Person to be delivered to the Agent (together with undated stock powers signed in blank) and pledged to the Agent pursuant to an appropriate Pledge Agreement in substantially the form of the Pledge Agreement and otherwise in a form reasonably acceptable to the Agent, (iii) pledge all of its assets to the Lenders pursuant to this Agreement and such other security








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

agreements consistent with this Agreement as may be requested by the Agent, including a separate collateral assignment of any Material License Agreements to which it is a party, (iv) if such Person has any Subsidiaries, (y) deliver all of the Capital Stock of such Subsidiaries (together with undated stock powers signed in blank) to the Agent and (z) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form reasonably acceptable to the Agent, (v) if such Person owns any Real Estate, execute any and all necessary mortgages, deeds of trust, deeds to secure debt or other appropriate real estate collateral documentation in a form substantially similar to the Mortgages, and (vi) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above subject to standard assumptions, qualifications and limitations that are customary in legal opinions of such type), all in form, content and scope reasonably satisfactory to the Agents; provided, however, that the requirements of clauses (i), (iii), (iv), (v) and (vi) shall apply in the case of Fox Athletic LLC becoming a Subsidiary only to the extent that the Parent Guarantor through the direct and indirect exercise of its manager, voting or other control rights can cause (using its reasonable efforts) such requirements to be met without breaching the terms of the Fox Athletic LLC operating agreement as in effect on the date hereof, and the requirement of clause (ii) shall apply only to all Capital Stock held directly or indirectly by or for the benefit of the Parent Guarantor or any of its Subsidiaries. In the event that any of the requirements in clauses (i) and (iii) through (vi) above cannot be met as so provided, Fox Athletic LLC shall not be considered a Subsidiary hereunder for the purposes of the definition of Restricted Investments, Fox Athletic LLC must be an "Unrestricted Subsidiary" as defined in the Indenture and comply with all requirements applicable thereto even if the Indenture is no longer in effect and its net income shall not be included in Adjusted Net Earnings from Operations except to the extent received in cash distributions by the Parent Guarantor or any of its other Subsidiaries.

          (e) If, subsequent to the Closing Date, any Loan Party shall (i) acquire any Real Estate or (ii) acquire any intellectual property or any Capital Stock or other personal property required to be delivered to the Agent as Collateral hereunder or under any of the Loan Documents, or (iii) enter into any Material License Agreement, the Parent Guarantor shall immediately notify the Agent of same. Subject to the proviso in Section 6.2(d) above in the case of Fox Athletic LLC, the Parent Guarantor and its applicable Subsidiaries shall take such action, as requested by the Agent and at the Borrower's own expense, to ensure that (x) the Lenders have a perfected Lien in all owned Real Estate and personal property of the Parent Guarantor and its Subsidiaries as set forth in the Loan Documents (whether now owned or hereafter acquired), subject only to Permitted Liens, (y) the Lenders have Collateral License Agreement Assignments of all Material License Agreements in the form requested by the Agent to the extent permitted under the terms of the applicable Material

License Agreement (and, if not so permitted, the Borrower agrees to use prompt continuing reasonable efforts to obtain the consent of the licensor under each Material License Agreement to such Collateral License Agreement Assignment), and (z) during the occurrence of a Default or Event of Default, the Agent and the Lenders have the right to use all Proprietary Rights of the Parent Guarantor and its Subsidiaries as set forth in Section 11.2(b).

     6.3 Location of Collateral. Each Loan Party represents and warrants to the Agent and the Lenders that: (a) Schedule 6.3 is a correct and complete list of its chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business; and (b) Schedule 6.3 correctly identifies any of such facilities and locations that are not owned by it and sets forth the names of the owners and lessors or sublessors of and, to the best of its knowledge, the holders of any mortgages on, such facilities and locations. Each Loan Party covenants and agrees that it will not (i) maintain any Collateral at any location other than those locations listed for it on Schedule 6.3, (ii) otherwise change or add to any of such locations, or (iii) change the location of its chief executive office from the location identified in Schedule 6.3, unless it gives the Agent at least thirty (30) days' prior written notice thereof and executes any and all financing statements and other documents that the Agent requests in connection therewith. Without limiting the foregoing, except as otherwise permitted in Section 6.2(b), each Loan Party represents that all of its Inventory (other than Inventory in transit) is, and covenants that all of its Inventory will be, located either (a) on premises owned by it, (b) on premises leased by it, provided that the Agent has, if requested by the Agent, received an executed landlord waiver from the landlord of such premises in form and substance satisfactory to the Agent, or (c) in a public warehouse, provided that the Agent has, if requested by the Agent, received an executed bailee letter from the applicable public warehouseman in form and substance satisfactory to the Agent.

     6.4 Title to, Liens on, and Sale and Use of Collateral. Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) all of the Collateral is and will continue to be owned by it free and clear of all Liens whatsoever, except for Permitted Liens;
(b) the Agent's Liens in the Collateral will not be subject to any prior Lien (other than Permitted Liens described in clause (a), (d), (e), (h) or (j) of the definition of such term); (c) it will use, store, and maintain the Collateral with all reasonable care and will use such Collateral for lawful purposes only; and (d) it will not, without the Agent's prior written approval, sell, or dispose of or permit the sale or disposition of any of the Collateral except for sales of Inventory in the ordinary course of business and sales of Equipment as permitted by Section 6.11. The inclusion of proceeds in the Collateral shall not be deemed to constitute the Agent's or any Lender's consent to any sale or other disposition of the Collateral except as expressly permitted herein.










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

     6.5 Appraisals. Whenever a Default or an Event of Default exists, each Loan Party shall, at its expense and upon the Agent's request, provide the Agent with appraisals or updates thereof of any or all of the Collateral from an appraiser, and prepared on a basis, satisfactory to the Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulation and by the internal policies of the Lenders.

     6.6 Access and Examination; Confidentiality. (a) The Agent, accompanied by any Lender which so elects, may at all reasonable times during regular business hours (and at any time when a Default or Event of Default exists and is continuing) have access to, examine, audit, make extracts from or copies of and inspect any or all of any Loan Party's records, files, and books of account and the Collateral, and discuss any Loan Party's affairs with its and the Parent Guarantor's officers and management. Each Loan Party will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for such Loan Party. The Agent may, and at the direction of the Majority Lenders shall, at any time when a Default or Event of Default exists, and at the Borrower's expense, make copies of all of any Loan Party's books and records, or require any Loan Party to deliver such copies to the Agent. The Agent may, without expense to the Agent, use such of any Loan Party's respective personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Agent's Liens. The Agent shall have the right, at any time, in the Agent's name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

          (b) Each Loan Party agrees that, subject to the Parent Guarantor's prior consent for uses other than in a traditional tombstone, which consent shall not be unreasonably withheld or delayed, the Agent and each Lender may use any Loan Party's name in advertising and promotional material and in conjunction therewith disclose the general terms of this Agreement. The Agent and each Lender agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by a Loan Party and provided to the Agent or such Lender by or on behalf of such Loan Party, under this Agreement or any other Loan Document, and neither the Agent, nor such Lender nor any of their respective Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or
(ii) was or becomes available on a nonconfidential basis from a source other than such Loan Party, provided that such source is not bound by a confidentiality agreement with such Loan Party known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental








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

 Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable requirement of law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent's or such Lender's independent auditors, accountants, attorneys and other professional advisors;
(7) to any prospective Participant or assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which such Loan Party is party or is deemed party with the Agent or such Lender, and (9) to its Affiliates.

     6.7 Collateral Reporting. The Borrower shall provide the Agent with the following documents at the following times in form satisfactory to the Agent:
(a) on a weekly basis, or more frequently if requested by the Agent, a schedule of the Borrower's Accounts (with the information for Eligible Unbilled Account Receivables separately broken out and stated) created since the last such schedule and a Borrowing Base Certificate; (b) on a monthly basis, or more frequently if requested by Agent, an aging of the Borrower's Accounts, together with a reconciliation to the previous month's aging of the Borrower's Accounts and to the Borrower's general ledger, in each case with the information for Eligible Unbilled Account Receivables separately broken out and stated; (c) on a monthly basis, or more frequently if requested by Agent, an aging of the Borrower's accounts payable; (d) on a monthly basis (or more frequently if requested by the Agent), Inventory reports by category, with additional detail showing additions to and deletions from the Inventory; (e) upon request, copies of invoices in connection with the Borrower's Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrower's Accounts (with the information for Eligible Unbilled Account Receivables separately broken out and stated) and for Inventory and Equipment acquired by the Borrower, purchase orders and invoices; (f) upon request, a statement of the balance of each of the Intercompany Accounts; (g) such other reports as to the Collateral of the Borrower as the Agent shall reasonably request from time to time (with the information for Eligible Unbilled Account Receivables separately broken out and stated); and (h) with the delivery of each of the foregoing, a certificate of the Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If any of the Borrower's records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.











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

     6.8 Accounts. (a) Each Loan Party hereby represents and warrants to the Agent and the Lenders, with respect to the Loan Parties' Accounts, that: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Loan Party, or rendition of services by such Loan Party, in the ordinary course of such Loan Party's business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor (or, in the case of Eligible Unbilled Account Receivables, will be so invoiced) or in the schedule thereof delivered to the Agent, without any offset, deduction, defense, or counterclaim except those known to such Loan Party and disclosed to the Agent and the Lenders pursuant to this Agreement; (iii) no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account, except as reported to the Agent and the Lenders in accordance with this Agreement; (iv) each copy of an invoice delivered to the Agent by such Loan Party will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in any invoice representing a sale of goods will have been delivered to the Account Debtor and all services of such Loan Party described in each invoice will have been performed.

          (b) No Loan Party shall re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower's business or, except as and to the extent permitted in clause (d) of the definition of Eligible Accounts, extend or modify any Account. If a Loan Party becomes aware of any matter adversely affecting the collectability of any Account or Account Debtor involving an amount greater than $100,000, including information regarding the Account Debtor's creditworthiness, such Loan Party will promptly so advise the Agent.

          (c) No Loan Party shall accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account without the Agent's written consent. If the Agent consents to the acceptance of any such instrument, it shall be considered as evidence of the Account and not payment thereof and such Loan Party will promptly deliver such instrument to the Agent, endorsed by such Loan Party to the Agent in a manner satisfactory in form and substance to the Agent. Regardless of the form of presentment, demand, notice of protest with respect thereto, the Loan Party shall remain liable thereon until such instrument is paid in full.

          (d) Each Loan Party shall notify the Agent promptly of all disputes and claims in excess of $25,000 with any Account Debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to the Agent or any Lender. No discount, credit or allowance shall be granted to any such Account Debtor without the Agent's prior written consent, except for discounts, credits and allowances made or given in the ordinary course of the Borrower's business when no Event of Default exists hereunder. Each Loan Party shall issue promptly and report to the Agent promptly any credit memorandum and shall










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

send the Agent a copy of each credit memorandum in excess of $100,000 as soon as issued. The Agent may, and at the direction of the Majority Lenders shall, at all times when an Event of Default exists hereunder, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Agent or the Majority Lenders, as applicable, shall consider advisable and, in all cases, the Agent will credit the Borrower's Loan Account with only the net amounts received by the Agent in payment of any Accounts.

          (e) Except for de minimus exchanges of Inventory, if an Account Debtor returns any Inventory to a Loan Party when no Event of Default exists, then such Loan Party shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. Such Loan Party shall immediately report to the Agent any return involving an amount in excess of $50,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to a Loan Party when an Event of Default exists, such Loan Party upon request of the Agent, shall: (i) hold the returned Inventory in trust for the Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Agent's written instructions; and
(iv) not issue any credits or allowances with respect thereto without the Agent's prior written consent. All returned Inventory shall be subject to the Agent's Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory.

     6.9 Collection of Accounts; Payments. (a) Each Loan Party shall establish a lock-box service and/or other blocked account for collections of Accounts at a bank acceptable to the Agent and pursuant to documentation satisfactory to the Agent, including lock-box agreements and blocked account agreements satisfactory to the Agent. Each Loan Party shall instruct all Account Debtors to make all payments directly to the address established for such lock-box service. If, notwithstanding such instructions, a Loan Party receives any proceeds of Accounts, it shall receive such payments as the Agent's trustee, and shall immediately deliver such payments to the Agent in their original form duly endorsed in blank or deposit them into a Payment Account, as the Agent may direct. All collections received in any such lock-box or Payment Account or directly by a Loan Party or the Agent, and all funds in any Payment Account or other account to which such collections are deposited shall be subject to the Agent's sole control. The Agent or the Agent's designee may, at any time after the occurrence of an Event of Default, notify Account Debtors that the Accounts have been assigned to the Agent and of the Agent's security interest therein, and may collect them directly and charge the collection costs and expenses to the Borrower's Loan Account as a Revolving Loan. So long as an Event of Default has occurred and is continuing, each Loan Party, at the Agent's request, shall execute and deliver to the Agent such documents as the Agent shall require to grant the Agent access to any post office box in which collections of Accounts are received.









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

          (b) If sales of Inventory are made or services are rendered for cash, each Loan Party shall immediately deliver to the Agent or deposit into a Payment Account the cash which such Loan Party receives.

          (c) All payments, including immediately available funds received by the Agent at a bank designated by it, received by the Agent on account of Accounts or as proceeds of other Collateral will be the Agent's sole property for its benefit and the benefit of the Lenders and will be credited to the Borrower's Loan Account (conditional upon final collection) on the same Business Day in the case of wire transfers (received by 1:30 p.m., New York time, and if not received by such time on the next Business Day) and account debits and, after allowing three (3) Business Days for collection, in the case of checks; provided, however, that such payments shall be deemed to be credited to the Borrower's Loan Account, immediately upon receipt, for purposes of (i) determining Availability, (ii) calculating the unused line fee pursuant to
Section 3.5, and (iii) calculating the amount of interest accrued thereon solely for purposes of determining the amount of interest to be distributed by the Agent to the Lenders (but not the amount of interest payable by the Borrower).

          (d) In the event the Borrower repays all of the Obligations upon the termination of this Agreement or upon acceleration of the Obligations, other than through the Agent's receipt of payments on account of the Accounts or proceeds of the other Collateral, such payment will be credited (conditional upon final collection) to the Borrower's Loan Account one (1) Business Day after the Agent's receipt of such funds.

          (e) Each Loan Party agrees to execute and deliver, and cause to be executed and delivered, such control agreements, endorsements in blank, registrations, acknowledgments, transaction statements or other documents as the Agent may request to perfect, maintain, protect or enforce the Agent's Lien in Investment Property, securities, securities accounts or other similar Collateral.

     6.10 Inventory; Perpetual Inventory. Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that, except for Inventory used as demonstration or display models, all of the Inventory owned by such Loan Party is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of such Loan Party's business, and is and will be fit for such purposes. Each Loan Party will keep its Inventory in good and marketable condition, at its own expense. No Loan Party will, without the prior written consent of the Agent, acquire or accept any inventory on consignment or approval, except for inventory not to exceed $500,000 of book value (determined on a FIFO basis) held on consignment at any time to be sold for cash. Each Loan Party agrees that all inventory produced by it in the United States will be produced, and it will use reasonable efforts to ensure that all inventory produced by others will be produced, in accordance with the Federal Fair Labor Standards









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

Act of 1938, as amended, and all rules, regulations, and orders thereunder. Each Loan Party will conduct a physical count of the Inventory at least once per Fiscal Year, and after and during the continuation of an Event of Default, at such other times as the Agent requests. Each Loan Party will maintain at all times the inventory reporting system in effect on the date hereof or another type of inventory reporting system reasonably acceptable to the Agent. No Loan Party will, without the Agent's written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis.

     6.11 Equipment. (a) Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Equipment owned by such Loan Party is and will be used or held for use in such Loan Party's business, and is and will be fit for such purposes. Each Loan Party shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear and damage from casualty excepted) and shall make all necessary replacements thereof.

          (b) Each Loan Party shall promptly inform the Agent of any material additions to or deletions from the Equipment. No Loan Party shall permit any Equipment having a book value (determined on a FIFO basis if applicable) of $100,000 or more to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Agent does not have a Lien. No Loan Party will, without the Agent's prior written consent, alter or remove any identifying symbol or number on any of such Loan Party's Equipment consisting of Collateral.

          (c) No Loan Party shall, without the Agent's prior written consent, sell, lease as a lessor, or otherwise dispose of any of such Loan Party's Equipment; provided, however, that a Loan Party may dispose of obsolete or unusable Equipment having an orderly liquidation value no greater than $250,000 in the aggregate in any Fiscal Year, or $500,000 in the aggregate during the term of this Agreement, without the Majority Lenders' consent, subject to the conditions set forth in the next sentence. In the event any of such Equipment is sold, transferred or otherwise disposed of pursuant to the proviso contained in the immediately preceding sentence, (1) if such sale, transfer or disposition is effected without replacement of such Equipment, or such Equipment is replaced by Equipment leased by such Loan Party or by Equipment purchased by such Loan Party subject to a Lien, then such Loan Party shall deliver all of the cash proceeds of any such sale, transfer or disposition to the Agent, which proceeds shall be applied ratably to the reduction of the Obligation as provided in Section 4.8, or (2) if such sale, transfer or disposition is made in connection with the purchase by such Loan Party of replacement Equipment, then such Loan Party shall use the proceeds of such sale, transfer or disposition to purchase such replacement Equipment and shall deliver to the Agent written evidence of the use of the proceeds for such purchase (and such proceeds as so expended shall not be considered a Capital Expenditure for the








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

purposes of Section 9.23). All replacement Equipment purchased by a Loan Party shall be free and clear of all Liens except the Agent's Lien and Liens described in clause (d) or (j) of the definition of the term Permitted Liens.

     6.12 Assigned Contracts. Each Loan Party shall fully perform all of its material obligations under each of the Assigned Contracts, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment; provided, however, that no Loan Party shall take any action or fail to take any action with respect to its Assigned Contracts which would cause the termination of a material Assigned Contract, if the termination of such Assigned Contract could reasonably be expected to have a Material Adverse Effect unless (i) the other party thereto is in material default thereunder or (ii) the Loan Party is simultaneously entering into a similar contract on terms the same as or more favorable to such Loan Party. Without limiting the generality of, but subject to, the foregoing, each Loan Party shall take all action necessary or appropriate to permit, and shall not take any action which would have any materially adverse effect upon, the full enforcement of all indemnification rights under its Assigned Contracts. No Loan Party shall, without the Agent's and the Majority Lenders' prior written consent, modify, amend, supplement, compromise, satisfy, release, or discharge any of its Assigned Contracts, any collateral securing the same, any Person liable directly or indirectly with respect thereto, or any agreement relating to any of its Assigned Contracts or the collateral therefor, if the result of such action could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall notify the Agent and the Lenders in writing, promptly after such Loan Party becomes aware thereof, of any event or fact which could give rise to a claim by it for indemnification under any of its Assigned Contracts, and shall diligently pursue any such material right and report to the Agent on all further developments with respect thereto. Each Loan Party shall remit directly to the Agent for application to the Obligations in such order as the Majority Lenders shall determine, all amounts received by such Loan Party as indemnification or otherwise pursuant to its Assigned Contracts. If a Loan Party shall fail after the Agent's demand to pursue diligently any material right under its Assigned Contracts, or if an Event of Default then exists, the Agent may, and at the direction of the Majority Lenders shall, directly enforce such right in its own or such Loan Party's name and may enter into such settlements or other agreements with respect thereto as the Agent or the Majority Lenders, as applicable, shall determine. In any suit, proceeding or action brought by the Agent for the benefit of the Lenders under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Borrower shall indemnify and hold the Agent and Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by a Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from a Loan Party to or in favor of such obligor or its successors. All such obligations of a Loan Party shall be and remain enforceable only against such Loan Party and shall not be enforceable against the Agent. Notwithstanding any provision hereof to the contrary, each Loan Party







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

shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Agent's or any Lender's exercise of any of their respective rights with respect to the Collateral shall not release such Loan Party from any of such duties and obligations. Neither the Agent nor any Lender shall be obligated to perform or fulfill any of a Loan Party's duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

     6.13 Documents, Instruments, and Chattel Paper. Each Loan Party represents and warrants to the Agent and the Lenders that (a) all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by such Loan Party, free and clear of all Liens other than Permitted Liens.

     6.14 Right to Cure. At any time if a Default or Event of Default exists, or otherwise after such notice as the Agent deems in good faith can be given without prejudice to its rights or remedies hereunder, the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, pay any amount or do any act required of any Loan Party hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Agent's Liens therein, and which such Loan Party fails to pay or do, including, without limitation, payment of any judgment against such Loan Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord's claim, and any other Lien upon or with respect to the Collateral. All payments that the Agent makes under this Section 6.14 and all out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken by it hereunder shall be charged to the Borrower's Loan Account as a Revolving Loan. Any payment made or other action taken by the Agent under this Section 6.14 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

     6.15 Power of Attorney. Each Loan Party hereby appoints the Agent and the Agent's designee as such Loan Party's attorney, with power: (a) to endorse such Loan Party's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Agent's or any Lender's possession; (b) to sign such Loan Party's name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) so long as any Event of Default has occurred and is continuing, to notify the post office authorities to change the address for







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

delivery of such Loan Party's mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to such Loan Party; (d) to send requests for verification of Accounts to customers or Account Debtors; (e) to clear Inventory, the purchase of which was financed with Letters of Credit, through customs in such Loan Party's name, the Agent's name or the name of the Agent's designee, and to sign and deliver to customs officials powers of attorney in such Loan Party's name for such purpose; and (f) to do all things necessary to carry out this Agreement. Each Loan Party ratifies and approves all acts of such attorney. None of the Lenders or the Agent nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

     6.16 The Agent's and Lenders' Rights, Duties and Liabilities. Each Loan Party assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral, except as otherwise expressly provided in Section 11.2. The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent's Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Obligations. Following the occurrence and continuation of an Event of Default, the Agent may (but shall not be required to), and at the direction of the Majority Lenders shall, without notice to or consent from any Loan Party, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Loan Party for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Agent and/or any Lender and any Loan Party.

     6.17 Site Visits, Observations and Testing. The Agent and its representatives will have the right at any reasonable time to enter and visit the Premises and any other place where any property of any Loan Party is located for the purposes of observing the Premises, and subject to the terms of any lease of Premises and if the Agent has a reasonable basis for doing so (such as a Phase I report recommending any such action), taking and removing soil or groundwater samples, and conducting tests on any part of the Premises. The Agent is under no duty, however, to visit or observe the Premises or to conduct tests, and any such acts by the Agent will be solely for the purposes of protecting the Agent's Liens and preserving the Agent and the Lenders' rights under this Agreement. No site visit, observation or testing by the Agent and the Lenders will result in a waiver of any default of any Loan Party or impose any liability on the Agent or any Lender (except for the Agent's or such Lender's gross negligence or willful misconduct). In no event will any site visit, observation or testing by the Agent be a representation that hazardous substances are or are not present in, on or under the Premises, or that there has been or will be compliance with any Environmental Law. Neither any Loan Party nor any other party is entitled to rely on any site visit, observation or testing by the Agent. The Agent and the Lenders owe no duty of care to protect any Loan Party or any other party against, or, except to the extent the Agent is required to do so by applicable Environmental Laws, to inform any Loan Party or any other party of, any hazardous substances or any other adverse condition affecting the Premises. The Agent may in its discretion, except to the extent the Agent is required to do so by applicable Environmental Laws, disclose to any Loan Party or any other party any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Agent. Each Loan Party understands and agrees that the Agent makes no warranty or representation to any Loan Party or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. Each Loan Party also understands that depending on the results of any site visit, observation or testing by the Agent and disclosed to such Loan Party, such Loan Party may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site-specific, and are to be evaluated by such Loan Party without advice or assistance from the Agent. In each instance, the Agent will give such Loan Party reasonable notice before entering the Premises or any other place the Agent is permitted to enter under this Section
6.17. The Agent will make reasonable efforts to avoid interfering with such Loan Party's use of the Premises or any other property in exercising any rights provided hereunder.

     6.18 Further Assurances Regarding Real Estate Collateral.

          On the Closing Date, each Loan Party shall provide, or cause to be delivered, to the Agent:

          (a) ALTA or other appropriate form mortgagee title insurance policies (the "Mortgage Policies") issued by a title insurer reasonably satisfactory to the Agent (the "Title Insurance Company"), in an amount reasonably satisfactory to the Agent with respect to each mortgaged property (which amount shall be $1,000,000 for the Chicago property described on Schedule 6.3 hereto), assuring the Agent that the applicable Mortgages create valid and enforceable mortgage liens on the respective mortgaged properties, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall be in form and substance reasonably satisfactory to the Agent and containing such endorsements as shall be reasonably satisfactory to the Agent and for any other matters that the Agent may request, all of the foregoing in form and substance reasonably satisfactory to Agent;

          (b) Surveys. Maps or plats of an as-built survey of the sites of the mortgaged properties certified to the Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to the Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed ans shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines;
(ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites;
(iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

          (c) Flood Certificates. Certification from a registered engineer or land surveyor or other evidence reasonably acceptable to the Agent that none of the improvements on the mortgaged properties are located within any area designated by the Director of the Federal Emergency Management Agency as a "special flood hazard" area or if any improvements on the Mortgaged Properties are located within a "special flood hazard" area, evidence of a flood insurance policy from a company and in an amount reasonably satisfactory to the Agent for the applicable portion of the premises, naming the Agent, for the benefit of the Lenders, as mortgagee; and

          (d) Environmental Reports. A "Phase I" environmental report with respect to all mortgaged properties by a reputable independent consultant, and, if requested by the Agent, such other environmental assessment reports and related documents with respect to all mortgaged properties.

                                   ARTICLE 7

               BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

     7.1 Books and Records. Each Loan Party shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 7.2(a). Each Loan Party shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. Each Loan Party shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all










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

payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejections, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

     7.2 Financial Information. Each Loan Party shall promptly furnish to each Lender, all such financial information as the Agent or any Lender shall reasonably request, and notify its auditors and accountants that the Agent, on behalf of the Lenders, is authorized to obtain such information directly from them. Without limiting the foregoing, the Borrower will furnish to the Agent, in sufficient copies for distribution by the Agent to each Lender, in such detail as the Agent or the Lenders shall reasonably request, the following:

          (a) As soon as available, but in any event not later than one hundred fifteen (115) days after the close of each Fiscal Year, consolidated audited, and consolidating unaudited, balance sheets, and statements of income and expense, cash flow and of stockholders' equity for the Parent Guarantor and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Parent Guarantor and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such audited statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified as to scope of Grant Thornton LLP or other independent certified public accountants selected by the Parent Guarantor and reasonably satisfactory to the Agent. The Parent Guarantor, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Agent and the Lenders, notifying such accountants that one of the primary purposes for retaining such accountants' services and having audited financial statements prepared by them is for use by the Agent and the Lenders. Each Loan Party hereby authorizes the Agent to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to the Borrower and to discuss directly with the Agent the finances and affairs of the Parent Guarantor and its Subsidiaries.

          (b) As soon as available, but in any event not later than forty (40) days after the end of each month, consolidated unaudited balance sheets of the Parent Guarantor and its consolidated Subsidiaries as at the end of such month, and consolidated unaudited statements of income and expense and cash flow for the Parent Guarantor and its consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of the Parent Guarantor and its consolidated Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP applied









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

consistently with the audited Financial Statements required to be delivered pursuant to Section 7.2(a) (provided that such statements may omit earnings per share amounts, footnotes and other disclosure items otherwise required by
GAAP). The Parent Guarantor shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, the Parent Guarantor's and its consolidated Subsidiaries' financial position as at the dates thereof and its results of operations for the periods then ended.

          (c)  As soon as available, but in any event not later than fifty-five
(55) days after the close of each fiscal quarter other than the fourth quarter of a Fiscal Year, consolidated and consolidating unaudited balance sheets of the Parent Guarantor and its consolidated Subsidiaries as at the end of such quarter, and consolidated and consolidating unaudited statements of income and expense and statement of cash flows for the Parent Guarantor and its Subsidiaries for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, all in reasonable detail, fairly presenting the financial position and results of operation of the Parent Guarantor and its Subsidiaries as at the date thereof and for such periods, prepared in accordance with GAAP consistent with the audited Financial Statements required to be delivered pursuant to Section 7.2(a) (provided that such statements may omit those footnotes and other GAAP disclosures which are not required to be included in quarterly interim financial statements). The Parent Guarantor shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, the Parent Guarantor's and its consolidated Subsidiaries' financial position as at the dates thereof and its results of operations for the periods then ended.

          (d) With each of the audited Financial Statements delivered pursuant to Section 7.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default, except for those, if any, described in reasonable detail in such certificate.

          (e) With each of the annual audited Financial Statements delivered pursuant to Section 7.2(a), and within fifty-five (55) days after the end of each fiscal quarter, a certificate of the chief financial officer of the Parent Guarantor (i) setting forth in reasonable detail the calculations required to establish that the Loan Parties were in compliance with the covenants set forth in Section 9.23 through 9.26 during the period covered in such Financial Statements and as at the end thereof and certifying as to the Leverage Ratio for such period, (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular day, (B) each Loan Party is, at the date of such certificate, in compliance in all material respects with all of its respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by such Financial Statements, (D) describing and analyzing in reasonable detail all material trends, changes, and developments in each and all Financial Statements; and (E) explaining the variances of the figures in the corresponding budgets and prior Fiscal Year financial statements, and (iii) setting forth in reasonable detail a summary of all pending suits, proceedings or counterclaims, including all reserves taken with respect thereto. If such certificate discloses that a representation or warranty is not correct or complete in any material respect, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrower has taken or proposes to take with respect thereto.

          (f) No sooner than sixty (60) days prior to, and not later than eighty-five (85) days after, the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, statements of income and expenses and statements of cash flow) for the Parent Guarantor and its Subsidiaries as at the end of and for each month of such Fiscal Year.

          (g) Promptly after filing with the PBGC and the IRS, a copy of each annual report or other filing filed with respect to each Plan of the Parent Guarantor or any of its ERISA Affiliates.

          (h) Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Parent Guarantor or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by the Parent Guarantor or any of its Subsidiaries to or from the holders of any equity interests of the Parent Guarantor (other than routine non-material correspondence sent by shareholders of the Parent Guarantor to the Parent Guarantor) or any such Subsidiary or of any Funded Debt of the Parent Guarantor or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

          (i) As soon as available, but in any event not later than 15 days after the Parent Guarantor's receipt thereof, a copy of all management reports and management letters prepared for the Parent Guarantor by Grant Thornton LLP or any other independent certified public accountants of the Parent Guarantor.

          (j) Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which the Parent Guarantor makes available to its shareholders.

          (k) Promptly after filing with the IRS, a copy of each tax return filed by the Parent Guarantor or by any of its Subsidiaries.

          (l) Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of the Parent Guarantor or any Subsidiary.

     7.3 Notices to the Lenders. Each Loan Party shall notify the Agent and the Lenders, in writing of the following matters at the following times:

          (a) Within one Business Day after a responsible officer of the Parent Guarantor becomes aware of any Default or Event of Default.

          (b) Within one Business Day after a responsible officer of the Parent Guarantor becomes aware of the assertion by the holder of any capital stock of the Parent Guarantor or Subsidiary thereof or of any Debt that a default exists with respect thereto or that the Parent Guarantor or any Subsidiary thereof is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

          (c) Within one Business Day after a responsible officer of the Parent Guarantor becomes aware of any Material Adverse Effect.

          (d) Within one Business Day after a responsible officer of the Parent Guarantor becomes aware of any pending action, suit, proceeding, or counterclaim by any Person which may have a Material Adverse Effect, or any pending or threatened investigation by a Governmental Authority, in each case with respect to any Loan Party or any portion of the Collateral.

          (e) Within one Business Day after a responsible officer of the Parent Guarantor becomes aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Parent Guarantor or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect.

          (f) Within one Business Day after a responsible officer of the Parent Guarantor becomes aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting the Parent Guarantor or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

          (g) Within one Business Day after a responsible officer of the Parent Guarantor receives any notice of any violation by the Parent Guarantor or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a

Material Adverse Effect or that any Governmental Authority has asserted that the Parent Guarantor or any Subsidiary thereof is not in compliance with any Environmental Law or is investigating the Parent Guarantor's or such Subsidiary's compliance therewith, and such non-compliance could reasonably be expected to have a Material Adverse Effect.

          (h) Within one Business Day after a responsible officer of the Parent Guarantor receives any written notice that the Parent Guarantor or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Borrower or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $1,000,000.

          (i) Within one Business Day after a responsible officer of the Parent Guarantor receives any written notice of the imposition of any Environmental Lien against any property of the Parent Guarantor or any of its Subsidiaries.

          (j) Any change in any Loan Party's name, state of incorporation, or form of organization, trade names under which any Loan Party will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto.

          (k) Within ten (10) Business Days after a responsible officer of the Parent Guarantor or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

          (l) Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three
(3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by the Parent Guarantor or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan of either Borrower or any ERISA Affiliate.

          (m) Upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within three (3) Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of the following:

(i) any notices of the PBGC's intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under
Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability.

          (n) Within three (3) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the Parent Guarantor's annual costs with respect thereto by an amount in excess of $1,000,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which the Parent Guarantor or any ERISA Affiliate was not previously contributing; or (ii) any failure by the Parent Guarantor or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment.

          (o) Within three (3) Business Days after a responsible officer of the Parent Guarantor or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.

          (p) Without limiting Section 6.12, within one Business Day after a responsible officer of the Parent Guarantor becomes aware of any (i) failure by a Loan Party to comply with the terms of any Material License Agreement, (ii) failure of a Material License Agreement to be in full force and effect and
(iii) any material modification or amendment to any Material License Agreement.

          Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Parent Guarantor, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take, if any, with respect thereto.

                                   ARTICLE 8

                     GENERAL WARRANTIES AND REPRESENTATIONS

     Each Loan Party warrants and represents to the Agent and the Lenders that except as hereafter disclosed to and accepted by the Agent and the Majority Lenders in writing:

     8.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Loan Party has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents, to incur the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral. Each Loan Party has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by it, and constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms without defense, setoff or counterclaim, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity. The Loan Party's execution, delivery, and performance of this Agreement and the other Loan Documents, and the incurrence of any Debt and the granting of the Liens hereunder and under the other Loan Documents, do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than the Agent's Lien) upon the property of the Loan Party or any of its Subsidiaries by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which the Loan Party is or any of its Subsidiaries is a party or which is binding upon it, including under the Senior Notes, the Subordinated Debt or any indenture, loan agreement, note purchase agreement or other document related thereto, (b) any Requirement of Law applicable to the Loan Party or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws of the Loan Parties or any of its Subsidiaries.

     8.2 Validity and Priority of Security Interest. The provisions of this Agreement, the Mortgage(s), and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral (except for Liens described in clause (a), (d), (e), (h) or (j) of the definition of Permitted Liens, securing all the Obligations, and enforceable against the Loan Party and all third parties.

     8.3 Organization and Qualification. Each Loan Party (a) is duly incorporated and organized and validly existing in good standing under the laws of the state of its incorporation, (b) is qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth on Schedule
8.3 which, except as set forth in Schedule 8.3, are the only jurisdictions in which failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on such Loan Party's business, operations, prospects, property or condition (financial or otherwise) or on the value or collectibility of any Collateral and (c) has all requisite power and authority to conduct its business and to own its property.

     8.4 Corporate Name; Prior Transactions. No Loan Party has, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business, except in each case as set forth on Schedule 8.4.

     8.5 Subsidiaries and Affiliates. Schedule 8.5 is a correct and complete list of the name and relationship (including the ownership of Capital Stock with respect thereto) to the Parent Guarantor of each and all of its Subsidiaries and other Affiliates. Each Subsidiary is (a) duly incorporated and organized and validly existing in good standing under the laws of its state of incorporation set forth on Schedule 8.3, and (b), except as set forth in
Schedule 8.3, qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Subsidiary's business, operations, prospects, property, or condition (financial or otherwise) or on the value or the collectibility of any Collateral and (c) has all requisite power and authority to conduct its business and own its property.

     8.6 Financial Statements and Projections. (a) The Parent Guarantor has delivered to the Agent and the Lenders the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for the Parent Guarantor and its consolidated Subsidiaries as of December 31, 1998, and for the Fiscal Year then ended, accompanied by the report thereon of the Parent Guarantor's independent certified public accountants, Grant Thornton LLP. The Parent Guarantor has also delivered to the Agent and the Lenders the unaudited balance sheet and related statements of income and cash flows for the Parent Guarantor and its consolidated Subsidiaries as of September 30, 1998. Such financial statements are attached hereto as Exhibit C. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly the financial position of the Parent Guarantor and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended.

          (b) The Latest Projections when submitted to the Lenders as required herein represent the Parent Guarantor's best estimate of the future financial performance of the Parent Guarantor and its consolidated Subsidiaries for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Parent Guarantor believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lender.

     8.7 Capitalization. The Parent Guarantor's authorized capital stock consists of (i) 40,000,000 shares of common stock, par value $.01 per share, of which 9,258,957 shares are validly issued and outstanding, fully paid and non-assessable and not less than 47% of which outstanding shares are owned beneficially and of record, in the aggregate, by the Principals, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which none are issued and outstanding. The Parent Guarantor owns directly or indirectly 100% of the issued and outstanding Capital Stock of each other Loan Party.

     8.8 Solvency. Each Loan Party is Solvent prior to and after giving effect to the making of the Revolving Loans to be made on the Closing Date and on the date of each Loan thereafter and the issuance of the Letters of Credit to be issued on the Closing Date and on any date thereafter, and shall remain Solvent during the term of this Agreement.

     8.9 Debt. After giving effect to the making of the Revolving Loans to be made on the Closing Date, the Loan Party and its Subsidiaries have no Debt, except (a) the Obligations, (b) the Senior Notes, the Subordinated Debt and the other Debt described on Schedule 8.9, and (c) trade payables and other contractual obligations arising in the ordinary course of business.

     8.10 Distributions. Since December 31, 1998, no Distribution has been declared, paid, or made upon or in respect of any Capital Stock or other securities of the Parent Guarantor.

     8.11 Title to Property. Each Loan Party has good and marketable title in fee simple to its real property listed in Schedule 8.12 hereto, and each Loan Party has good, indefeasible, and merchantable title to all of its other property (including, without limitation, the assets reflected on the December 31, 1998 Financial Statements delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof), free of all Liens except Permitted Liens.

     8.12 Real Estate; Leases. Schedule 8.12 sets forth, as of the Closing Date, a correct and complete list of all Real Estate owned by the Loan Party or any of its Subsidiaries, all leases and subleases of real or personal property by the Loan Party or its Subsidiaries as lessee or sublessee (other than leases of personal property as to which the Loan Party is lessee or sublessee for which the value of such personal property is less than $100,000), and all leases and subleases of real or personal property by the Loan Party or its Subsidiaries as lessor, lessee, sublessor or sublessee. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the best of such Loan Party's knowledge, no default by any party to any such lease or sublease exists.

     8.13 Proprietary Rights. Schedule 8.13 sets forth a correct and complete list of all of the Loan Parties' material Proprietary Rights. None of the material Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 8.13. To the best of any Loan Party's knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person's property, and no other Person's property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on
Schedule 8.13 constitute all of the property of such type necessary to the current and anticipated future conduct of the each Loan Party's business.

     8.14 Trade Names and Terms of Sale. All trade names or styles under which the Loan Party or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 8.14.

     8.15 Litigation. Except as set forth on Schedule 8.15, there is no pending or (to the best of any Loan Party's knowledge) threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Governmental Authority which could reasonably be expected to cause a Material Adverse Effect.

     8.16 Restrictive Agreements. Neither the Loan Party nor any of its Subsidiaries is a party to any contract or agreement, or subject to any charter or other corporate restriction, which affects its ability to execute, deliver, and perform the Loan Documents and repay the Obligations or which materially and adversely affects or, insofar as any Loan Party can reasonably foresee, could reasonably be expected to materially and adversely affect, the property, business, operations, or condition (financial or otherwise) of the Loan Party or such Subsidiary, or would otherwise in any respect cause a Material Adverse Effect.

     8.17 Labor Disputes. Except as set forth on Schedule 8.17, (a) there is no collective bargaining agreement or other labor contract covering employees of the Loan Party or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the best of such Loan Party's knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Loan Party or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of any Loan Party's knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Loan Party or its Subsidiaries or their employees.

     8.18 Environmental Laws.  Except as otherwise disclosed on Schedule 8.18:

          (a) The Loan Party and its Subsidiaries have complied in all material respects with all Environmental Laws applicable to its Premises and business, and neither the Loan Party nor any Subsidiary nor, to the best of such Loan Party's knowledge, any of its present Premises or operations, nor, to the best of such Loan Party's knowledge, its past property or operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

          (b) The Loan Party and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and the Loan Party and its Subsidiaries are in material compliance with all terms and conditions of such permits.

          (c) Neither the Loan Party nor any of its Subsidiaries, nor, to the best of any Loan Party's knowledge, any of its predecessors in interest, has in violation of applicable law stored, treated or disposed of any hazardous waste on any Premises, as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law.

          (d) Neither the Loan Party nor any of its Subsidiaries has received any summons, complaint, order or similar written notice that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

          (e) To the best of such Loan Party's knowledge, none of the present or past operations of the Loan Party and its Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

          (f) To the best of any Loan Party's knowledge, there is not now, nor has there ever been, on or in the Premises:

               (1)  any underground storage tanks or surface impoundments,

               (2)  any asbestos-containing material in a friable condition, or

               (3) any polychlorinated biphenyls (PCB's) used in hydraulic oils, electrical transformers or other equipment.

          (g) Neither the Loan Party nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted release or discharge of a Contaminant into the environment.

          (h) Neither the Loan Party nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including, without limitation, the prior owner of its property) imposing material obligations or liabilities on the Loan Party or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim (other than customary indemnities under leases with respect to which no claim has arisen thereunder).

          (i) None of the products manufactured, distributed or sold by the Loan Party or any of its Subsidiaries contain asbestos containing material.

          (j) No Environmental Lien has attached to any Premises of the Loan Party or any of its Subsidiaries.

     8.19 No Violation of Law. Neither the Loan Party nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

     8.20 No Default. Neither the Loan Party nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which the Loan Party or such Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

     8.21 ERISA Compliance.  Except as specifically disclosed in Schedule 8.21:

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of any Loan Party, nothing has occurred which would cause the loss of such qualification. The Loan Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and
(v) neither the Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     8.22 Taxes. The Loan Party and its Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable.

     8.23 Regulated Entities. None of the Borrower, any Person controlling the Loan Party, or any Subsidiary of it, is an "Investment Company" within the meaning of the Investment Company Act of 1940. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

     8.24 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for working capital purposes. Neither the Loan Party nor any Subsidiary of it is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     8.25 Copyrights, Patents, Trademarks and Licenses. Each Loan Party owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person (but subject to the limitations contained in the Material License Agreements). To the best knowledge of any Loan Party, no Proprietary Rights, and no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Loan Party or any Subsidiary infringes upon any valid rights held by any other Person. No meritorious claim or litigation regarding any of the foregoing is pending or, to the best of such Loan Party's knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     8.26 No Material Adverse Change. No Material Adverse Effect has occurred since the date of the Financial Statements delivered to the Lender. On the basis of a comprehensive review and assessment undertaken by the Parent Guarantor of the Loan Parties' computer applications and inquiry made of the Loan Parties' material suppliers, vendors and customers, each Loan Party reasonably believes that the "Year 2000 problem" (that is, the risk that computer applications used by any person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) will not result in a Material Adverse Effect.

     8.27 Full Disclosure. None of the representations or warranties made by the Loan Party or any Subsidiary of it in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Loan Party or any Subsidiary of it in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Loan Party to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     8.28 Material Agreements. Schedule 8.28 hereto sets forth all material agreements and contracts to which the Loan Party or any of its Subsidiaries is a party or is bound as of the date hereof.

     8.29 Bank Accounts. Schedule 8.29 contains a complete and accurate list of all bank accounts maintained by the Loan Party or any of its Subsidiaries with any bank or other financial institution.

     8.30 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Loan Party or any of its Subsidiaries of this Agreement or any other Loan Document.

                                   ARTICLE 9

                       AFFIRMATIVE AND NEGATIVE COVENANTS

          Each Loan Party covenants to the Agent and each Lender that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

     9.1 Taxes and Other Obligations. The Loan Party shall, and shall cause each of its Subsidiaries to, (a) file when due (after giving effect to extensions obtained in accordance with applicable law) all tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other Debt owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, so long as the Loan Party has notified the Agent in writing, neither the Loan Party nor any of its Subsidiaries need pay any tax, fee, assessment, or governmental charge, or claims or Debt described in clause (b) or (c), that (i)









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

it is contesting in good faith by appropriate proceedings diligently pursued,
(ii) the Loan Party or its Subsidiary, as the case may be, has established proper reserves for as provided in GAAP, and (iii) no Lien (other than a Permitted Lien) results from such non-payment.

     9.2  Corporate Existence and Good Standing.  Except as permitted in
Section 9.9, the Loan Party shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.

     9.3 Compliance with Law and Agreements; Maintenance of Licenses. The Loan Party shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act). The Loan Party shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date, the failure to obtain or loss of which would reasonably be expected to result in a Material Adverse Effect. No Loan Party shall modify, amend or alter its certificate or article of incorporation other than in a manner which does not adversely affect the rights of the Lenders or the Agent.

     9.4 Maintenance of Property. The Loan Party shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.

     9.5 Insurance. (a) The Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers having a rating of at least A-VII or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Agent, in its discretion, or acting at the direction of the Majority Lenders, shall specify, in amounts, and under policies reasonably acceptable to the Agent and the Majority Lenders (it being agreed that the amounts of insurance now being maintained by the Loan Parties, as described on Schedule 9.5 hereof, is acceptable to the Agent and the Majority Lenders). Without limiting the foregoing, the Loan Party shall also maintain, and shall cause each of its Subsidiaries to maintain, flood insurance, in the event of a designation of the area in which any Real Estate covered by the Mortgages and any of the Equipment and Inventory located on such Real Estate is located as "flood prone" or a "flood risk area," (hereinafter "SFHA") as defined by the Flood Disaster Protection Act of 1973, in an amount to be reasonably determined by the Agent, and shall comply with the additional requirements of the National Flood Insurance Program as set forth in said Act. The Borrower shall also maintain flood insurance for its Inventory and Equipment which is, at any time, located in a SFHA.

          (b) The Loan Party shall cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named in each such policy as secured party or mortgagee and sole loss payee or additional insured, in a manner acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days' prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of the Loan Party or any of its Subsidiaries or the owner of any premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrower when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If the Loan Party fails to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans.

          (c) The Loan Party shall promptly notify the Agent and the Lenders of any loss, damage, or destruction to the Collateral arising from its use, whether or not covered by insurance. The Agent is hereby authorized to collect all insurance proceeds directly, and to apply or remit them as follows:

               (i) So long as there does not then exist any Default or Event of Default, with respect to insurance proceeds relating to property other than Collateral, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall promptly remit to the Loan Party such proceeds.

               (ii) With respect to insurance proceeds relating to Collateral other than Fixed Assets, or if a Default or Event of Default then exists, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 4.8.

               (iii) With respect to insurance proceeds relating to Collateral consisting of Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds to the permanent reduction of the Revolving Loans Commitment and the payment of the Obligations in the order provided for in Section 4.8, or at the option of the Majority Lenders or the Agent, may permit or require the Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction; provided, however, that so long as there does not then exist any Default or Event of Default, the Borrower shall be permitted to use insurance proceeds relating to Collateral consisting of Fixed Assets in an aggregate amount not to exceed $1,000,000 with respect to any occurrence, to replace, repair, restore or rebuild the relevant Fixed Assets, in the manner set forth in this sentence; and provided, further, that the Loan Party first (i) provides the Agent and the Majority Lenders with plans and specifications for any such repair or restoration, if any, which shall be reasonably satisfactory to the Agent and the Majority Lenders and (ii) demonstrates to the reasonable satisfaction of the Agent and the Majority Lenders that the funds available to it (taking into account the insurance proceeds that will be available) will be sufficient to complete such project in the manner provided therein.

     9.6 Condemnation. (a) The Loan Party shall, within one Business Day after a responsible officer of the Parent Guarantor becomes aware of the institution of any proceeding for the condemnation or other taking of any of its property, notify the Agent of the pendency of such proceeding, and agrees that the Agent may participate in any such proceeding, and the Loan Party from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation.

          (b) The Agent is hereby authorized to collect the proceeds of any condemnation claim or award directly, and to apply or remit them as follows:

            (i) So long as there does not then exist any Default or Event of Default, with respect to condemnation proceeds relating to property other than Collateral, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall remit to the Borrower such proceeds.

           (ii) With respect to condemnation proceeds relating to Collateral other than Fixed Assets, or if a Default or Event of Default then exists, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 4.8.

          (iii) With respect to condemnation proceeds relating to Collateral consisting of Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds to the permanent reduction of the Revolving Loan Commitment and the payment of the Obligations in the order provided for in
Section 4.8, or at the option of the Majority Lenders or the Agent, may permit or require the Loan Party to use such money, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the condemnation; provided, however, that so long as there does not then exist any Default or Event of Default, the Borrower shall be permitted to use proceeds relating to Collateral consisting of Fixed Assets in an aggregate amount not to exceed $1,000,000 with respect to any occurrence, to replace, repair, restore or rebuild the relevant Fixed Assets, in the manner set forth in this sentence; and provided, further, that plans and specifications for any such repair or restoration, if any, shall be reasonably satisfactory to the Agent and the Majority Lenders.

     9.7 Environmental Laws. (a) The Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all Environmental Laws applicable to it, including, without limitation, those relating to the generation, handling, use, storage, and disposal of any Contaminant. The Loan Party shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Agent on such response.

          (b) Without limiting the generality of the foregoing, the Loan Party shall submit to the Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or liability issue. The Agent or any Lender may request copies of technical reports prepared by the Loan Party and its communications with any Governmental Authority to determine whether the Borrower or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability. Subject to any express limitations thereon contained in the terms of a lease for Premises not owned by a Loan Party, the Loan Party shall, at the Agent's or the Majority Lenders' request and at the Borrower's expense, (a) retain an independent environmental engineer acceptable to the Agent to evaluate the site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (b) provide to the Agent and the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall change in any material respect.

     9.8 Compliance with ERISA. The Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any

Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     9.9 Mergers, Consolidations or Sales. Neither the Loan Party nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except (i) for sales of Inventory in the ordinary course of its business, (ii) for sales or other dispositions of Equipment in the ordinary course of business that are obsolete or no longer useable by Loan Party in its business as permitted by Section 6.11 , (iii) a Subsidiary Guarantor may merge, reorganize or consolidate with or into, or wind-up, liquidate or dissolve in a transaction whereby all of the assets of such Subsidiary Guarantor are transferred to, another Subsidiary Guarantor which is wholly-owned by the Parent Guarantor or the Borrower so long as the Borrower is the continuing or surviving Person, (iv) a Borrower may merge, reorganize or consolidate into another, or transfer all of its assets and liabilities to another, Borrower,
(v) a Loan Party may transfer property to make an investment of the type described in clauses (a) through (n) of the definition of Restricted Investment as and to the extent permitted therein or to make Distributions permitted under
Section 9.10 below, and (vi) a Loan Party may dispose of property in a bona fide arms' length transaction for cash consideration at fair market value so long as the aggregate amount of consideration for all dispositions from and including the date hereof does not exceed $5,000,000 and on the last day of the quarter immediately preceding the date of any such transfer, and after giving proforma effect to any such transfer, the Parent Guarantor was in compliance by more than 120% of the consolidated Net Worth required under Section 9.25 and by more than 120% of the Fixed Charge Coverage Ratio required under Section 9.26; provided, however, the Parent Guarantor shall give the Agent not less than ten
(10) Business Days prior written notice of any such transaction described in clauses (iii) through (vi) above setting forth the terms of and parties to such transaction in reasonable detail, and certifying that it complies with the requirements of this Section, and no such transaction described in clauses (ii) through (vi) above shall be permitted if after giving effect thereto a Material Adverse Effect could reasonably be expected to result therefrom or any other Default or Event of Default has occurred and is continuing or would result therefrom; and provided, further, that, in the case of any such transaction described in clause (iii) or (iv) above, the applicable continuing, surviving or transferee Person (the "Successor") shall deliver not less than ten (10) Business Days prior to the consummation of such transaction an agreement in form and substance satisfactory to the Agent whereby the Successor agrees to assume and be bound by all of the other Person's obligations under this Agreement and all other Loan Documents, an opinion of counsel reasonably satisfactory to the Agent with respect to such agreement, the continued perfection of all Liens granted hereunder and under the other Loan Documents to the Agent in all Collateral which is the subject of such transfer and as to all other matters reasonably requested by the Agent, and such other documents and take such other actions as the Agent or the Majority Lenders may reasonably request. Without limiting the foregoing, the Parent Guarantor shall at all times own, directly or indirectly, 100% of the issued and outstanding Capital Stock of each other Loan Party (other than Fox Athletic LLC or any other Person which is permitted to become a Subsidiary after the date hereof pursuant to Section 9.21), and no Loan Party shall dispose of any interest in any Capital Stock of any other Loan Party held by it.

     9.10 Distributions; Capital Change; Restricted Investments. Neither the Loan Party nor any of its Subsidiaries shall (i) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions to the Borrower by its Subsidiaries and, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (y) Distributions to the Parent Guarantor to make scheduled payments of interest on the Senior Notes and scheduled payments of principal and interest on the Subordinated Debt, and (z) Distributions by the Parent Guarantor constituting up to 100% of the net proceeds raised from the sale of additional common Capital Stock of the Parent Guarantor to redeem (in whole or in part) the Senior Notes, and Distributions of additional common Capital Stock of the Parent Guarantor to make an acquisition of the property or Capital Stock of any other Person, and Distributions constituting up to 75% of the net proceeds raised from the sale of common Capital Stock of the Parent Guarantor to make an acquisition of the property or Capital Stock of any other Person, so long as in each such case no Material Adverse Effect could reasonably be expected to result therefrom and no Default or Event of Default has occurred and is continuing or would result therefrom (and the Agent and the Majority Lender will not unreasonably withhold their consent to the creation of a Subsidiary in connection therewith if all of the requirements of Section 6.2(d) will be complied with), (ii) make any change in its capital structure which could have a Material Adverse Effect or (iii) make any Restricted Investment.

     9.11 Transactions Affecting Collateral or Obligations. Neither the Loan Party nor any of its Subsidiaries shall enter into any transaction which would be reasonably expected to have a Material Adverse Effect.

     9.12 Guaranties. Neither the Loan Party nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except Guaranties of the Obligations in favor of the Agent and Guaranties of Debt permitted as described in clause (c) or (g) of Section 9.13.

     9.13 Debt. Neither the Loan Party nor any of its Subsidiaries shall incur or maintain any Debt, other than: (a) the Obligations; (b) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (c) the Senior Notes, the Subordinated Debt and other Debt existing on the Closing Date and reflected in Schedule 8.9 and refinancings, renewals and extensions of the Senior Notes, the Subordinated Debt and such other Debt that have been notified to the Agent not less than ten (10) Business Days prior to the consummation thereof and are on terms and conditions (including interest rate, principal amortization and term, and, in the case of the Subordinated Debt, subordination) not less favorable to the Loan Parties and the Lenders than the terms thereof when initially issued; (d) intercompany Debt permitted by clauses (g),
(h) and (i) of the definition of Restricted Investment; (e) Debt consisting of interest rate Swap Agreements entered into the ordinary course of business with a Lender; (f) Debt in a principal amount not to exceed $3,000,000 outstanding at any time owing to, and secured by Liens in favor of, lessors or vendors of Equipment for the Loan Parties, or financial institutions designated by a lessor or vendor, exclusive of any Loan Party or any Affiliate thereof, upon property constituting fixed or capital assets acquired by a Loan Party in compliance with Section 9.23 hereof; provided, that (i) any such Lien secures Debt not in excess of the acquisition cost of the item of property subject thereto, and (ii) such Lien does not extend to or cover any item of property other than such property; (g) additional Debt not to exceed at any time outstanding the Aggregate Additional Debt and Investment Basket Amount; and (h) Debt with respect to orders or judgments for the payment of money the amount of which would not result in an Event of Default under Section 11.1 hereof.

     9.14 Prepayment. Neither the Loan Party nor any of its Subsidiaries shall voluntarily prepay any Debt, except the Obligations in accordance with the terms of this Agreement or a refinancing of Debt permitted under Section 9.13(c). Without limiting the foregoing, the Loan Party will not, and it will not permit any of its Subsidiaries to, (a) make or offer to make any voluntary or optional principal payments with respect to the Senior Notes or Subordinated Debt, (b) redeem or offer to redeem any of the Senior Notes or Subordinated Debt, or (c) deposit any funds intended to discharge or defease any or all of the Senior Notes or Subordinated Debt. Neither the terms of the Senior Notes nor the Subordinated Debt shall be amended or modified in any manner without the prior written consent of the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred, is continuing or could result therefrom, the Parent Guarantor shall be permitted to prepay the Senior Notes with the net proceeds of common Capital Stock issued by the Parent Guarantor.

     9.15 Transactions with Affiliates. Except for loans or advances to, or other investments in an Affiliate to the extent (i) existing on the date hereof and listed on Schedule 8.5 and (ii) permitted to be incurred from and after the Closing Date by clause (m) of the definition of Restricted Investment and except as set forth below, neither the Loan Party nor any of its Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate.
Notwithstanding the foregoing, the Loan Party and its Subsidiaries may engage in transactions with Affiliates in the ordinary course of business consistent with past practices, in amounts and upon terms fully disclosed to the Agent and the Lenders, and no less favorable to the Loan Party and its Subsidiaries than would be obtained in a comparable arm's-length transaction with a third party who is not an Affiliate.

     9.16 Investment Banking and Finder's Fees. Neither the Loan Party nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter's fee, finder's fee, or broker's fee to any Person in connection with this Agreement. The Loan Party shall defend and indemnify the Agent and the Lenders against and hold them harmless from all claims of any Person that the Loan Party is obligated to pay for any such fees, and all costs and expenses (including without limitation, attorneys' fees) incurred by the Agent and/or any Lender in connection therewith.

     9.17 [Intentionally Omitted].

     9.18 Business Conducted. The Loan Party shall not and shall not permit any of its Subsidiaries to, engage directly or indirectly, in any line of business other than the businesses in which the Loan Party is engaged on the Closing Date, and businesses reasonably incidental thereto.

     9.19 Liens. Neither the Loan Party nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property or other assets (tangible or intangible, real or personal) now owned or hereafter acquired by any of them, except Permitted Liens.

     9.20 Sale and Leaseback Transactions. Neither the Loan Party nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for the Loan Party or such Subsidiary to lease or rent property that the Loan Party or such Subsidiary has sold or will sell or otherwise transfer to such Person.

     9.21 New Subsidiaries. Except for Fox Athletic LLC and the proposed joint venture described on Schedule 8.5 which may become a Subsidiary, the Loan Party shall not, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those listed on Schedule 8.5.

     9.22 Fiscal Year.  The Loan Party shall not change its Fiscal Year.

     9.23 Capital Expenditures. Neither the Loan Party nor any of its Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Parent Guarantor and its Subsidiaries on a consolidated basis during any Fiscal Year would exceed the amount set forth below for such Fiscal Year.

          Fiscal Year Ending            Permitted Capital Expenditures
          ------------------            ------------------------------
               12/31/99                 $2,250,000
               12/31/00                  2,500,000
               12/31/01                  2,500,000
               12/31/02                  3,000,000
               12/31/03                  3,000,000

     9.24 Operating Lease Obligations. Neither the Loan Party nor any of its Subsidiaries shall enter into, or suffer to exist, any lease of real or personal property as lessee or sublessee (other than a Capital Lease), if, after giving effect thereto, the aggregate amount of Rentals (as hereinafter defined) payable by the Parent Guarantor and its Subsidiaries on a consolidated basis in any Fiscal Year in respect of such lease and all other such leases would exceed the amount set forth below for such Fiscal Year (such amount being referred to herein as "Permitted Rentals"). The term "Rentals" means all payments due from the lessee or sublessee under a lease, including, without limitation, basic rent, percentage rent, property taxes, utility or maintenance costs, and insurance premiums.

                         Fiscal Year    Permitted Rentals
                         ------------   --------------
                             12/31/99     $3,500,000
                             12/31/00      4,000,000
                             12/31/01      4,500,000
                             12/31/02      5,000,000
                             12/31/03      5,000,000


     9.25 Net Worth. The Parent Guarantor will maintain a consolidated Net Worth, determined as of the last day of each calendar quarter, of not less than the amount set forth below for such calendar quarter.

                             6/30/99      $20,800,000
                             9/30/99       27,200,000
                            12/31/99       22,700,000
                             3/31/00       19,700,000
                             6/30/00       22,700,000
                             9/30/00       28,700,000
                            12/31/00       25,700,000
                             3/31/01       22,700,000
                             6/30/01       26,200,000
                             9/30/01       32,200,000
                            12/31/01       29,200,000

                             3/31/02       26,200,000
                             6/30/02       30,200,000
                             9/30/02       25,700,000
                            12/31/02       32,700,000
                             3/31/03       29,700,000
                             6/30/03       34,200,000
                             9/30/03       39,200,000
                            12/31/03       36,200,000

     9.26 Fixed Charge Coverage Ratio. The Parent Guarantor will maintain a consolidated Fixed Charge Coverage Ratio as of the last day of each period consisting of the two quarters ending June 30, 1999, the three quarters ending September 30, 1999, the four quarters ending December 30, 1999 and each period of four quarters ending on the last day of each calendar quarter thereafter of not less than the ratio set forth below opposite such period:

                                  Period                    Ratio
                                ----------                 -------

              Two Quarters ending June 30, 1999             0.60

              Three Quarters ending September 30, 1999      1.75
              Four Quarters ending December 31, 1999        1.10

              Each Four Quarter Period ending on March 31,  1.10
              June 30, September 30 and December 31
              thereafter

     9.27 Use of Proceeds. The Loan Party shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Loan Party or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     9.28 NFL and Umbro Consents; Collateral License Agreement Assignments. Within 90 days from the Closing Date, the Parent Guarantor shall deliver to the Agent a licensor consent from each of the National Football League ("NFL") and Umbro International, Inc. ("Umbro") in form and substance reasonably satisfactory to the Agent but, in the case of the NFL, no less favorable than as currently in place under the Prior Credit Agreement, and execute and deliver an amended and restated or initial, as the case may be, Collateral License Agreement Assignment in the form requested by the Agent with respect to the Material License Agreements with the NFL and Umbro.

     9.29 Further Assurances. The Loan Party shall execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent or any Lender may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents.

                                   ARTICLE 10

                             CONDITIONS OF LENDING

     10.1 Conditions Precedent to Making of Loans on the Closing Date. The obligation of the Lenders to make the initial Revolving Loans on the Closing Date, and the obligation of the Agent to cause to be issued or provide Credit Support for any Letter of Credit on the Closing Date and the obligation of the Lenders to participate in Letters of Credit issued on the Closing Date or in Credit Support for any Letters of Credit, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender:

          (a) This Agreement and the other Loan Documents have been executed by each party thereto and each Loan Party shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Borrower before or on such Closing Date.

          (b) Upon making the Revolving Loans on the Closing Date (including such Revolving Loans made to finance the Closing Fee or otherwise pursuant to
Section 4.7 as reimbursement for fees, costs and expenses then payable under this Agreement) and with all its obligations current, the Borrower would have Availability in an amount no less than $5,000,000, after giving effect to all transactions to occur on the Closing Date and after deducting the amount of accounts payable more than thirty (30) days past due.

          (c) All representations and warranties made hereunder and in the other Loan Documents shall be true and correct in all material respects as of the Closing Date as if made on such date.

          (d) No Default or Event of Default shall exist on the Closing Date, or would exist after giving effect to the Loans to be made on such date.

          (e) The Agent and the Lenders shall have received such opinions of counsel for the Loan Parties as the Agent or any Lender shall request, each such opinion to be in a form, scope, and substance satisfactory to the Agent, the Lenders, and their respective counsel.

          (f) The Agent and the Lenders shall have received title policies, in form and substance acceptable to Agent, with respect to the Mortgages.

          (g)  The Agent shall have received:

               (i) acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC of all jurisdictions as the Agent may deem necessary or desirable in order to perfect the Agent's Lien in all Collateral;

               (ii) duly executed UCC-3 Termination Statements for any Lien which is not Permitted Lien, and duly executed UCC Assignment Statements as described in the Loan Assignment Agreement, and such other instruments, in form and substance satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens on the Property of the Loan Parties except Permitted Liens; and

               (iii) certificates representing all Capital Stock of the Subsidiaries of the Parent Guarantor, together with assignments separate from such certificates undated and executed in blank and voting proxies executed in blank, and all promissory notes representing any intercompany Debt between the Parent Guarantor and any of its Subsidiaries, together with endorsements separate from such promissory notes undated and issued in blank.

          (h) The Borrower shall have paid all fees and expenses of the Agent and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

          (i) The Agent shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Agent, of all insurance coverage as required by this Agreement.

          (j) The Agent and the Lenders shall have had an opportunity, if they so choose, to examine the books of account and other records and files of the Borrower and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Inventory, Accounts, and Availability, and the results of such examination and audit shall have been satisfactory to the Agent and the Lenders in all respects.

          (k) The Prior Credit Agreement, and any and all extensions of credit thereunder, shall have been assigned to the Lenders, all Obligations of the Parent Guarantor or any of its Subsidiaries thereunder shall have been paid in full, except the principal thereof which shall have been assigned to the Lenders, all Liens securing the Prior Credit Agreement, and any and all extensions of credit thereunder, shall have been assigned to the

Agent and the Agent shall have received the cross-receipt, UCC assignments, mortgage assignment and other instruments provided for in the Loan Assignment Agreement or otherwise as the Agent may reasonably request and in form and substance satisfactory to the Agent.

          (l) The Agent and the Lenders shall have received copies certified as being correct and complete of all documentation related to the Senior Notes, the Subordinated Debt and the Material License Agreements and such documentation shall be satisfactory to the Agent and the Lenders in all respects.

          (m) All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agent and the Lenders.

          (n) No Material Adverse Effect shall have occurred since the Financial Statements dated December 31, 1998. In addition, Borrowers' EBITDA shall not be less than a negative (-) $1,700,000 on a cumulative basis for the first fiscal quarter of 1999.

     The acceptance by the Borrower of any Loans made on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions precedent to the making of such Loans have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, to such effect.

     Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 10.1 have been fulfilled to the satisfaction of such Lender and (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 10.1.

     10.2 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Agent to take reasonable steps to cause to be issued or to provide Credit Support for any Letter of Credit and the obligation of the Lenders to participate in Letters of Credit or Credit Support for Letters of Credit, shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

          (a) the following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii), with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

               (i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Lenders have been notified by the Borrower that any such representation or warranty is not correct in any material respect and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and

               (ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

          (b) without limiting any other provision hereof, the amount of the Availability shall be sufficient to make such Revolving Loan without exceeding the Availability, provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing Bank of America or the Agent for such Lenders' Pro Rata Share of any Bank of America Loan or Agent Advance as provided in Sections 2.2(h), (i) and (j); and

          (c) without limiting Section 10.2(a), there shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Lenders' reasonable judgment could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE 11

                               DEFAULT; REMEDIES

     11.1 Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

          (a) any failure to pay the principal of or interest or premium on any of the Obligations, when due, whether upon demand or otherwise, and, solely in the case of interest, such failure continues for three (3) Business Days or more after the due date thereof;

          (b) any representation or warranty made or deemed made by any Loan Party in this Agreement or by any Loan Party in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Loan Party or any of its Subsidiaries at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

          (c)(i) any default shall occur in the observance or performance of any of the agreements contained in Article 6, Article 7 or Article 9 (other than Sections 9.3, 9.4, 9.6, 9.7(b), 9.16 or 9.29) of this Agreement (provided, however, to the extent that any covenant in Article 6 or Sections 7.2(a) through (f) specifies the number of days within which the Loan Party must comply (including, without limitation, for the giving of notice or delivery, of a financial statement, forecast or report), the Loan Party shall have the number of days specified in such covenant within which to comply, plus in the case of Sections 7.2(a) through (f) five (5) additional days after notice thereof from the Agent or any Lender of the failure to provide such material, before such non-compliance becomes an Event of Default under this clause (i)), or (ii) any default shall occur in the observance or performance of any of the agreements contained in any of Sections 9.3, 9.4, 9.6, 9.7(b), 9.16 or 9.29 of this Agreement and such default shall continue unremedied for a period of 10 days after the earlier to occur of (x) notice thereof from the Agent or any Lender to any Loan Party or (y) any Loan Party's actual knowledge thereof, or
(iii) any default shall occur in the observance or performance of any of the agreements contained in this Agreement (other than as specified in clause (a) or (c)(i) or (ii) above), any other Loan Documents, or any other agreement entered into at any time to which any Loan Party and the Agent or any Lender are party and such default shall continue unremedied for a period of 30 days after the earlier to occur of (x) notice thereof from the Agent or any Lender to any Loan Party or (y) any Loan Party's actual knowledge thereof, or (iv) if any agreement or document referred to in clauses (i), (ii) or (iii) above shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Agent and the Majority Lenders) or become void or unenforceable, without the written consent of the Agent and the Majority Lenders; or (v) any default shall occur with respect to the Senior Notes, the Subordinated Debt or any other Debt (other than the Obligations) in an outstanding principal amount which exceeds $2,000,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Loan Party or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

          (d) any Loan Party or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing, or take any corporate action in furtherance of any of the foregoing or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

          (e) an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Loan Party or any of its Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing and either (i) such petition, proposal, action or proceeding shall not have been dismissed within a period of sixty
(60) days after its commencement or (ii) an order for relief against any Loan Party or such Subsidiary shall have been entered in such proceeding;

          (f) a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Loan Party or any of its Subsidiaries or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Loan Party or any of its Subsidiaries;

          (g) except as permitted in Section 9.9, any Loan Party or any of its Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

          (h) all or any material part of the property of any Loan Party or any of its Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Loan Party or such Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

          (i) any guaranty of the Obligations shall be terminated, revoked or declared void or invalid;

          (j) one or more judgments or orders for the payment of money aggregating in excess of $2,000,000 (or, if EBITDA for the most recent four quarter period prior to such judgment or order exceeds $27,500,000, aggregating in excess of $3,000,000), not payable by insurance, shall be rendered in any one Fiscal Year against the Loan Parties and their Subsidiaries taken as a whole;

          (k) any loss, theft, damage or destruction of any item or items of Collateral or other property of any Loan Party or any Subsidiary of it occurs which materially and adversely affects the property, business, operation, prospects, or condition of the Borrower or any of its Subsidiaries and is not adequately covered by insurance;

          (l)  there occurs a Material Adverse Effect;

          (m) there is filed against any Loan Party or any of its Subsidiaries any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days, and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

          (n) for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent's Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens described in clause (a) of the definition thereof) or is terminated, revoked or declared void;

          (o) (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $2,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $2,000,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $2,000,000; or

          (p)  there occurs a Change of Control.

     11.2 Remedies. (a) If a Default or an Event of Default exists, the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrower: (i) reduce the Maximum Revolver Amount, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Availability, or reduce one or more of the other elements used in computing the Availability; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to arrange for or provide Letters of Credit or Credit Support. If an Event of Default exists, the Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on the
Borrower: (a) terminate the Commitments and this Agreement; (b) declare any or all

Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 11.1(e), 11.1(g), or 11.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; and (c) pursue its other rights and remedies under the Loan Documents (including with respect to any and all Collateral provided hereunder or thereunder) and applicable law.

          (b) If an Event of Default has occurred and is continuing: (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on any Loan Party's premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or any Loan Party shall, upon the Agent's demand, at the Borrower's cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to such Loan Party's address specified in or pursuant to Section 15.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment (including partial payments), and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to any Loan Party. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required; (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (c) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Loan Party agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, exercisable only after the occurrence of, and during the continuance of a Default or an Event of Default, without charge, each Loan Party's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property or other Proprietary Rights, in completing production of, advertising or selling any Collateral, and each Loan Party's rights under all licenses and all franchise agreements shall inure to the Agent's benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys' fees, and then to the Obligations in whatever order the Agent elects. The Agent will return any excess to the Borrower and the Borrower shall remain liable for any deficiency.

          (c) If an Event of Default occurs, each Loan Party hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent's rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

                                   ARTICLE 12

                              TERM AND TERMINATION

     12.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date. The Agent upon direction from the Majority Lenders may terminate this Agreement without notice upon the occurrence of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including, without limitation, all unpaid principal, accrued interest and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Borrower shall immediately arrange for the cancellation of Letters of Credit then outstanding. Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, each Loan Party shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including, without limitation, the Agent's Liens in and all rights and remedies with respect to all then existing and after-arising Collateral). Without limiting the foregoing or any provision hereof that by its terms survives termination of this Agreement, the provisions of Article 5 and Sections 14.7, 15.7, 15.11 and 15.12 shall survive the termination of this Agreement and the release of any of the Agent's Liens in any of the Collateral.

                                   ARTICLE 13

          AMENDMENTS; WAIVER; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

     13.1 No Waivers Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Loan Party and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent's and each Lender's rights thereafter to require strict performance by any Loan Party of any provision of this

Agreement. The Agent's and each Lender's rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

     13.2 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and such Loan Party and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:

          (a)  increase or extend the Commitment of any Lender;

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

          (e) increase any of the percentages set forth in the definition of Availability;

          (f) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

          (g)  release Collateral other than as permitted by Section 14.12;

          (h)  change the definitions of "Majority Lenders" or "Required
Lenders";

          (i) increase the Maximum Revolver Amount, the Maximum Inventory Loan, and Unused Letter of Credit Subfacility.

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

     13.3 Assignments; Participations.

          (a) Any Lender may, with the written consent of the Agent, assign and delegate to one or more assignees (provided that no written consent of the Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $10,000,000 or if less the entire amount of such Lender's Commitment or as the Agent and the Borrower may otherwise agree; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent a fully executed and completed Assignment and Acceptance in the form of Exhibit G ("Assignment and Acceptance"); and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,000.

          (b) From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and
(ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received









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

a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged,
(ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Loan Parties and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, and all amounts payable by the Borrower or any other Loan Party hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant that has notified the Parent Guarantor of its participation shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

          (f) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR [section] 203.14, and such Federal







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

Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          (g) No assignment or participation described in this Section 13.3 shall, on the date of such assignment or participation, result in an Obligation payable by the Borrower under Section 5.1 or 5.3 in an amount in excess of the amount that would otherwise have been payable on such date if such assignment or participation had not occurred.

                                   ARTICLE 14

                                   THE AGENT

     14.1 Appointment and Authorization. Each Lender hereby designates and appoints Bank of America National Trust and Savings Association, and its successors in the capacity as agent, as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article
14. The provisions of this Article 14 are solely for the benefit of the Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including, without limitation, (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Availability, (b) the making of Agent Advances pursuant to Section 2.2(i), and (c) the exercise of remedies pursuant to Section 11.2, and any action so taken or not taken shall be deemed consented to by the Lenders.










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

     14.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

     14.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any of a Loan Party's Subsidiaries or Affiliates.

     14.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 10.1, each Lender that has executed this Agreement shall be deemed to have









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

consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     14.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Section 11; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

     14.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of any Loan Party and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party and its Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Loan Party. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party which may come into the possession of any of the Agent-Related Persons.

     14.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the









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

extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities as such term is defined in Section 15.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     14.8 Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and its Subsidiaries and Affiliates as though Bank of America were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of any Loan Party or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

     14.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Lenders and the Borrower. In the event Bank of America sells all of its Commitments and Revolving Loans as part of a sale, transfer or other disposition by Bank of America of substantially all of its loan portfolio, Bank of America shall resign as Agent and such purchaser or transferee shall become the successor Agent hereunder. In addition, Bank of America may be merged into (and transfer its agency thereby to) or transfer its agency hereunder to an Affiliate without the consent of any Person. If the Agent resigns under this Agreement, except as provided in the preceding two sentences, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and








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

the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

     14.10 Withholding Tax. (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

            (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

           (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.


     Each such Lender not so incorporated under the laws of the United States of America or a state thereof agrees to deliver to the Borrower and the Agent two copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent unless in any such case an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent.

     14.11     [Intentionally Omitted.]












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

     14.12     Collateral Matters.

          (a) The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release (and upon Borrower's request, Agent shall so release) any Agent's Lien upon any Collateral (i) upon the termination of the Commitments and this Agreement and payment and satisfaction in full by Borrower of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 9.9 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, the Agent will not release any of the Agent's Liens without the prior written authorization of the Lenders; provided that the Agent may, in its discretion, release the Agent's Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any one year period without the prior written authorization of the Lenders. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent's authority to release any Agent's Liens upon particular types or items of Collateral pursuant to this Section 14.12.

          (b) Upon receipt by the Agent of any authorization required pursuant to Section 14.12(a) from the Lenders of the Agent's authority to release any Agent's Liens upon particular types or items of Collateral, and upon at least five (5) Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent's Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent's own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

     14.13 Restrictions on Actions by Lenders; Sharing of Payments. (a) Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations, any amounts owing by such Lender to the Borrower or any accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Loan Party, including, without limitation, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

          (b) If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Loan Party to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender's ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

     14.14 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders' security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.









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

     14.15 Payments by Agent to Lenders. All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans or otherwise.

     14.16 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent, Majority Lenders or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent, the Majority Lenders, or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

     14.17 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

          (a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by the Agent;

          (b) expressly agrees and acknowledges that neither Bank of America nor the Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

          (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Loan Party, or the indemnifying Lender's participation in, or the indemnifying

Lender's purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, without limitation Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

     14.18 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Cumulative Remedies; No Prior Recourse to Collateral. The enumeration herein of the Agent's and each Lender's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agent and the Lenders may have under the UCC or other applicable law. The Agent and the Lenders shall have the right, in their sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agent and the Lenders may, without limitation, when an Event of Default exists, proceed directly against the Borrower or any other Loan Party to collect the Obligations without any prior recourse to the Collateral. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     15.2 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     15.3 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver. (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK;










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

PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF EACH LOAN PARTY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF EACH LOAN PARTY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

          (c) EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 15.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

     15.4 WAIVER OF JURY TRIAL. SUBJECT TO THE PROVISIONS OF SECTION 15.3(b), EACH LOAN PARTY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES

AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH LOAN PARTY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     15.5 Survival of Representations and Warranties. All of the Loan Parties' representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

     15.6 Other Security and Guaranties. The Agent, may, without notice or demand and without affecting the Borrower's or any other Loan Party's obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

     15.7 Fees and Expenses. The Borrower agrees to pay to the Agent, for its benefit, on demand, all costs and expenses that Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including, without limitation: (a) Attorney Costs;
(b) costs and expenses (including attorneys' and paralegals' fees and disbursements which shall include the allocated costs of Agent's in-house counsel fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, filing trademark, patent or copyright assignments, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent's Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Borrower or any other Loan Party under the Loan Documents that












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

the Borrower or such Loan Party fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including, without limitation, travel, lodging, and meals for inspections of the Collateral and the Borrower's operations by the Agent plus the Agent's then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $750 per day (or portion thereof) for each agent or employee of the Agent with respect to each field examination or audit);
(g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes; (h) costs and expenses of preserving and protecting the Collateral; and
(i) costs and expenses (including attorneys' and paralegals' fees and disbursements which shall include the allocated cost of Agent's in-house counsel fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Agent's Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents (including Section 15.11), or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters and including in connection with any insolvency, reorganization or other proceedings). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower or any other Loan Party. All of the foregoing costs and expenses shall be charged to the Borrower's Loan Account as Revolving Loans as described in Section 4.7.

     15.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent or to Bank of America:

     Bank of America NT & SA
     40 East 52nd Street, 2nd Floor
     New York, NY  10022
     Attention:  Region Manager
     Fax No.:  (212) 836-5169
     with copies to:

     Bank of America NT & SA
     40 East 52nd Street, 2nd Floor
     Attention: Legal Department
     New York, NY  10022
     Fax No.:  (212) 836-5169

If to the Borrower or any other Loan Party:

     c/o Riddell Sports Inc.
     50 East 42nd Street, Suite 1808
     New York, NY  10017
     Attention: David Groelinger/Chief Financial Officer
     Fax No.: (212) 808-8099

with a copy to:

     Zukerman Gore & Brandeis, LLP
     900 Third Avenue
     New York, New York 10022
     Attention: Andrew M. Chonoles, Esq.
               and Clifford A. Brandeis, Esq.
     Fax No.: (212) 223-6433

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     15.9 Waiver of Notices. Unless otherwise expressly provided herein, each Loan Party waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower or any other Loan Party which the Agent or any Lender may elect to give shall entitle the Borrower or any other Loan Party to any or further notice or demand in the same, similar or other circumstances.

     15.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that, except in connection with a merger or other combination













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

permitted by Section 9.9 hereof, no interest herein may be assigned by the Borrower or any other Loan Party without prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

     15.11     Indemnity of the Agent and the Lenders by the Borrower.

          (a) The Borrower agrees to defend, indemnify and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and payment of all other Obligations, the termination of this Agreement and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the willful misconduct or gross negligence of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          (b) The Borrower agrees to indemnify, defend and hold harmless the Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to the Borrower's operations, business or property unless resulting from gross negligence or willful misconduct of the Agent. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of all other Obligations.

     15.12 Limitation of Liability. No claim may be made by any Loan Party, any Lender or other Person against the Agent, any Lender, or the affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and each Loan Party and each Lender hereby waive, release and agree not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     15.13 Final Agreement. This Agreement and the other Loan Documents are intended by the Loan Parties, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the applicable Loan Party and a duly authorized officer of each of the Agent and the requisite Lenders.

     15.14 Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and each Loan Party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     15.15 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

     15.16 Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender;

provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER'S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.

     15.17 Borrower Joint and Several Liability. Each Person defined as the "Borrower" shall be liable for all amounts due to the Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. The Borrower's Obligations with respect to Loans made to it, and the Borrower's Obligations arising as a result of the joint and several liability of the Borrower hereunder, with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Person defined as the "Borrower."

     The Borrower's Obligations arising as a result of the joint and several liability of the Borrower hereunder with respect to Loans or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (ii) the absence of any attempt to collect the Obligations from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Agent and/or any Lender, (iv) the failure by the Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrower, (v) the Agent's and/or any Lender's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by the other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Agent's and/or any Lender's claim(s) for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or
(viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower. With respect to the Borrower's Obligations arising as a result of the joint and several liability of the Borrower hereunder with respect to Loans or other extensions of credit made to either of the other Borrower hereunder, the Borrower waives, until the Obligations shall have been paid in full and the Loan Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent and/or any Lender now has or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent and/or any Lender to secure payment of the Obligations or any other liability of the Borrower to the Agent and/or any Lender.

     Upon any Event of Default, the Agent may proceed directly and at once, without notice, against the Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations. The Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of the Borrower or against or in payment of any or all of the Obligations.

     15.18 Contribution and Indemnification among the Borrowers. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's "Allocable Amount" (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code,
Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or
Section 5 of the UFCA. All rights and claims of contribution, indemnification, subrogation and reimbursement under this section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

     15.19 Agency of the Parent Guarantor for each Borrower and other Loan Party. Each of the Borrowers and each other Loan Party appoints the Parent Guarantor as its agent for all purposes relevant to this Agreement, including (without limitation) the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers and other Loan Parties or acting singly, shall be valid and effective if gent or taken only by the Parent Guarantor, whether or not either of the Borrowers or any other Loan Party joins therein.

                                   ARTICLE 16

                                   GUARANTEE

     16.1 Guaranteed Obligations. By its execution of this Agreement, each of Parent Guarantor and each Subsidiary Guarantor (each a "Guarantor") hereby, jointly and severally, irrevocably and unconditionally guarantees the payment and performance, in full, when due (whether at stated maturity, by acceleration or otherwise), of any and all Obligations (including all amounts payable with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) with respect thereto, and all fees, costs expenses and other amounts payable by the Borrower under this Agreement or under any provision of any other Loan Document (the "Guarantee"). Nothing in this Article 16 shall, or shall be deemed to, waive any of the notice or cure periods contained in
Article 11 hereof and neither Agent nor Lenders shall be entitled to enforce the Guarantee unless an Event of Default shall have occurred and be continuing; provided, neither the foregoing nor any other provision of the Guarantee shall be construed as requiring as a condition to enforcement of the Guarantee any notice to a Guarantor.

     16.2 Guarantee Absolute; Alteration of Obligations.

          (a) The obligations of each Guarantor hereunder are those of a primary obligor, and not merely a surety, and are independent of the Obligations. A separate action or actions may be brought against the Borrower or any Other Guarantor (each an "Other Guarantor"), whether or not an action is brought against the Borrower, any Other Guarantor or any other obligor in respect of the Obligations or whether the Borrower, any Other Guarantor or any other obligor in respect of the Obligations is joined in any such action or actions. Neither the Agent's nor any Lender's rights hereunder shall be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions unless and until all Obligations and all other obligations hereunder have been paid and fully performed.

          (b) Each Guarantor, jointly and severally, irrevocably guarantees that the Obligations will be paid and performed strictly in accordance with the terms of this Agreement, and the other Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

               (i) any lack of genuineness, validity, legality or enforceability of this Agreement, any other Loan Document or any other document, agreement or instrument relating thereto or any assignment or transfer of any thereof;

               (ii) any change in the time, manner or place of payment of, or in any other term of (including a reduction or an increase), in the rate of interest on, or other payment in respect of the Loans) all or any of the Obligations, or any waiver, indulgence, compromise, renewal, extension, amendment, modification of, or addition, supplement, or consent to, or departure from, or any other action or inaction under or in respect of, the Obligations or this Agreement, or any other Loan Document or any document, instrument or agreement relating to the Obligations or any other instrument or agreement referred to herein or any assignment or transfer of any thereof;

               (iii) any change, subordination, impairment or release of all or any of the Obligations or the absence of any attempt to collect the Obligations from the Borrower or any other Guarantor or any suspension of any right or remedy of the Agent or any Lender against any Person, including the Borrower, any Other Guarantor or other obligor in respect of the Obligations; and no such event shall in any way affect any of the obligations of any Guarantor hereunder or give any Guarantor any recourse against the Agent or any Lender;

               (iv) any failure to perfect, or preserve any rights to, or any change, subordination, impairment or release of, all or any part of the Collateral or any furnishing of any additional security (including letters of credit and surety bonds) for any of the Obligations;

               (v) any insolvency, reorganization, bankruptcy or similar proceeding ("Insolvency Proceedings") (whether voluntary or involuntary) in respect of the Borrower, any Other Guarantor or any other obligor in respect of the Obligations is commenced or filed or any action is taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding;

               (vi) any modification or termination of any intercreditor or subordination agreement pursuant to which the claims of other creditors of the Borrower or any Other Guarantor are subordinated to those of the Agent or any Lender;

               (vii) the Agent's or any Lender's election, in any proceeding under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

               (viii) any borrowing or grant of a security interest by any Other Guarantor or the Borrower, or debtor-in-possession under Section 364 of the Bankruptcy Code;

               (ix) any disallowance of all or any portion of the Agent's or any Lender's claim(s) for the repayment of the Obligations of any Other Guarantor or the Borrower under Section 502 of the Bankruptcy code; or

               (x) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Guarantor.

          (c) This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment of the Obligations, or any part thereof, is, upon any Insolvency Proceeding in respect of the Borrower or any Guarantor or otherwise pursuant to applicable law, rescinded or reduced in amount or must otherwise be restored or returned by the Agent or any Lender, all as though such payment had not been made.

          (d) If an event permitting the acceleration of any of the Obligations shall at any time have occurred and be continuing and such acceleration shall at such time be prevented by reason of the pendency against the Borrower of any Insolvency Proceeding, each Guarantor agrees that, for purposes of this Guarantee and its obligations hereunder, the Obligations shall be deemed to have been accelerated and each Guarantor shall forthwith pay the Obligations (including interest which, but for the filing of such Insolvency Proceeding with respect to the Company, would accrue on such Obligations), without any further notice or demand.

          (e) Anything contained herein to the contrary notwithstanding, but without limiting the direct liability of any Guarantor hereunder, the maximum joint and several liability of any Subsidiary Guarantor for the Obligations shall not exceed the largest amount that would not render on the applicable date of determination such Subsidiary Guarantor's liability in respect of the Obligations (i) subject to avoidance under Section 548 of the Bankruptcy Code, or the equivalent provisions of any other applicable law, or (ii) otherwise void, voidable, invalid or unenforceable, as and to the extent (if any) that such Section 548 or other law is held to be applicable, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any rights of subrogation or contribution against, and any collections from or payments made by or on behalf of, any Other Guarantor or the Borrower in respect of the obligations of such Other Guarantor under this Guarantee or the Borrower hereunder.

     16.3 Obligations Joint and Several; Rights Not Exclusive. The obligations of each Guarantor hereunder are joint and several. The rights provided for this Guarantee are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     16.4 Waivers. In consideration of this Agreement, the Loan Documents and the agreements of the Agent and the Lenders hereunder, each Guarantor hereby relinquishes all rights and remedies accorded by applicable law to sureties or guarantors which such Guarantor may have in connection with this Guarantee, and agrees not to assert or take advantage of any such rights or remedies, including:

          (a) any right to require the Agent or any Lender to proceed against the Borrower, the Other Guarantors or any other Person or to proceed against or exhaust any security, letter of credit or surety bond issued in respect of the Obligations held by the Agent or to require any Lender at any time to pursue any other remedy in its power before proceeding against such Guarantor;

          (b) the defense of the statute of limitations in any action hereunder or in any action for the collection of the Obligations guaranteed hereunder or any of the other obligations of any Guarantor hereunder;

          (c) any defense that may arise by reason of the release of any Other Guarantor;

          (d) acceptance of this Guarantee, demand, presentment, protest, promptness, diligence and notice of any kind, including notice of the existence, creation or incurrence of any new or additional Debt or Obligation or of any action or non-action on the part of the Borrower, the Agent, any Lender, any Other Guarantor or any endorser or creditor of the Company or any Guarantor or on the part of any other Person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Agent or any Lender as collateral or support or in connection with the Obligations or any other obligations hereby guaranteed;

          (e) all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed or may destroy such Guarantor's right of subrogation and reimbursement against the Borrower, or any Other Guarantor, if any;

          (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

          (g) any duty on the part of the Agent or any Lender to disclose to any Guarantor any facts the Agent or any Lender may now or hereafter know about the Borrower or any Other Guarantor, regardless of whether the Administrative Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intended to assume, or has reason to believe that such facts are unknown to such Guarantor, or has a reasonable opportunity to communicate such facts to such Guarantor, since each Guarantor acknowledges that such Guarantor is fully responsible for being and keeping informed of the financial condition of the Borrower and the Other Guarantors and of all circumstances bearing on the risk of nonperformance of any obligations hereby guaranteed;

          (h) any defense based upon any borrowing or grant of any security interest under Section 364 of the Bankruptcy Code or any similar provision under the Bankruptcy Law;

          (i) any requirement that at any time any action be taken by any Person against the Borrower or any other Person;

          (j) any right to which it may be entitled in connection with any obligation of the Lenders to sue the Borrower or any other Guarantor prior to a claim being made against the Guarantor hereunder;

          (k) any right to which it may be entitled to have the assets of the Borrower first be used as payment of the Borrower's or any Guarantor's obligations hereunder prior to any amounts being claimed from or paid by any such Guarantor hereunder; and

          (l) any and all other rights and remedies accorded by applicable law to guarantors or sureties.

     16.5 Contribution and Indemnification; Subrogation. Each Guarantor is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Guarantor shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to the Borrower hereunder or other Obligations incurred directly and primarily by the Borrower (an "Guarantor Accommodation Payment"), then the Guarantor making such Guarantor Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the individual Borrowers and Other Guarantors in an amount, for each of the individual Borrowers and Other Guarantors, equal to a fraction of such Guarantor Accommodation Payment, the numerator of which fraction is such Borrower's or Other Guarantor's "Allocable Amount" (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the individual Borrowers and Other Guarantors. As of any date of determination, the "Allocable Amount" of each Borrower or Other Guarantor shall be equal to the maximum amount of liability for Guarantor Accommodation Payments which could be asserted against such Borrower or Other Guarantor hereunder without (a) rendering such Borrower or Other Guarantor "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code,
Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (ii) leaving such Borrower or Other Guarantor with unreasonably small capital or assets, within the meaning of
Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower or Other Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or
Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, subrogation and reimbursement under this Section shall be subordinate in right of payment to the prior payment to the Agent and the Lender of the Obligations. In furtherance of the foregoing, notwithstanding any payment or payments made by any Guarantor hereunder, or any set-off or application of funds of any Guarantor by the Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any Other Guarantor or against any Collateral, support or guaranty or right of offset held by the Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution, indemnification or reimbursement from the Borrower or any Other Guarantor in respect of payments made hereunder, unless and until such time as all Obligations have been paid in full to the Agent and the Lenders and this Agreement has been terminated. If any amount shall be paid to any Guarantor on account of any subrogation, contribution, indemnification or reimburesement rights at any time when all of the Obligations shall not have been finally paid in full and the Agreement terminated, such amount shall be held by such Guarantor in trust for the Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Agent, if required), to be held and/or applied to the Obligations, whether matured or unmatured, in such order as the Agent may determine, but without reducing or affecting in any manner the liability of such Guarantor under this Guarantee.

     16.6 Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and each Lender that all existing and future Debt of the Borrower or any Other Guarantor or any of its Subsidiaries (including all rights of contribution, reimbursement or subrogation), including any Debt listed on Schedule 8.9 or described in the definition of Restricted Investment, to such Guarantor and any right of such Guarantor or any of its Subsidiaries to the return or withdrawal of any capital invested by such Guarantor or any of its Subsidiaries in the Borrower or any Other Guarantor, shall be subordinated to and junior in right of payment to the Obligations. Without the prior written consent of the Agent, such subordinated Debt shall not be paid or withdrawn in whole or in part, nor shall any Guarantor or any of its Subsidiaries accept any payment of, or on account of, any such Debt or as a withdrawal of capital while this Guarantee is in effect, except in each case from the cash proceeds of the issuance of common Capital Stock of the Parent Guarantor. Any such payment to any Guarantor or any of its Subsidiaries in violation of this Guarantee shall be received by such Guarantor or such Subsidiary, as the case may be, in trust for the benefit of the Agent and the Lenders, segregated from other funds of such Guarantor or such Subsidiary, and shall, forthwith upon receipt by such Guarantor or such Subsidiary, be turned over to the Agent in the exact form received by such Guarantor or such Subsidiary (duly endorsed by such Guarantor or such Subsidiary to the Agent, if required), to be held and/or applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine, but without reducing or affecting in any manner the liability of such Guarantor under this Guarantee.

     16.7 No Effect on Guarantee. The obligations of any Guarantor under this Guarantee shall not be altered, limited or affected by any Insolvency Proceeding of the Borrower or any of the Other Guarantors, or by any defense which the Borrower or any Other Guarantor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

     16.8 Continuing Guarantee. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until termination of the Commitment and payment in full of all Obligations and all of Guarantors' obligations hereunder; (b) be binding upon each Guarantor, its successors and assigns; and
(c) inure to the benefit of the Agent-Related Persons, the Agent and each Lender and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, the Agent and each Lender may assign or otherwise transfer its rights under this Guarantee to any Person to whom a transfer by the Agent or Lender is permitted under this Agreement, and such Person shall thereupon become vested with all the benefits in respect hereof granted to the Agent or Lender herein or otherwise, all as provided in, and to the extent set forth in, this Agreement. No Guarantor may assign or otherwise transfer any of its obligations hereunder to any Person without the prior written consent of the Agent and all Lenders other than in connection with a merger or other combination permitted under Section 9.9 hereof.

                  [Remainder of Page Intentionally Left Blank-
                      Counterpart Signature Pages Follow]

          IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.


                               "PARENT GUARANTOR"

                               Riddell Sports Inc.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               "BORROWERS"

                               Riddell, Inc.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               All American Sports Corporation

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               Varsity Spirit Fashions & Supplies, Inc.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               Varsity Spirit Corporation

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:

                               "SUBSIDIARY GUARANTORS"



                               Equilink Licensing Corp.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               MacMark Corporation

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               RHC Licensing Corp.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               Ridmark Corporation

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               Proacq. Corp.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               Varsity USA, Inc.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               Varsity/Intropa Tours, Inc.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:


                               International Logos, Inc.

                               By:    /s/ DAVID GROELINGER
                                       -----------------------------------
                               Title:

                               "AGENT"

                               Bank of America National Trust and Savings
                               Association, as the Agent

                               By:    /s/ IRA A. MERMELSTEIN
                                       -----------------------------------
                                    Vice President







                               "LENDERS"

                               Bank of America National Trust and Savings
                               Association, as a Lender

Commitment:  $_____________    By:    /s/ IRA A. MERMELSTEIN
                                       -----------------------------------
                                       Vice President